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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2015

To the Shareholders of
Reliance Steel & Aluminum Co.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Reliance Steel & Aluminum Co. ("Reliance" or "Company") will be held on Wednesday, May 20, 2015, at 10:00 a.m., California time, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, CA 90071, for the following purposes:

  1.
  To elect nine directors to serve for one year and until their successors have been duly elected and qualified. The nominees for election to the Board are Sarah J. Anderson, John G. Figueroa, Thomas W. Gimbel, David H. Hannah, Douglas M. Hayes, Mark V. Kaminski, Gregg J. Mollins, Andrew G. Sharkey, III, and Leslie A. Waite. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

  2.
  To reincorporate the Company from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary. The Board of Directors recommends that shareholders vote FOR the reincorporation of the Company from California to Delaware.

  3.
  To approve the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan (the "2015 Plan"). The Board of Directors recommends that shareholders vote FOR the approval of the 2015 Plan.

  4.
  To consider a non-binding, advisory vote to approve the compensation of the Company's named executive officers. The Board of Directors recommends that shareholders vote FOR the approval of the compensation of the Company's named executive officers.

  5.
  To consider a shareholder proposal to adopt a policy to separate the roles of CEO and Chairman. The Board of Directors recommends that shareholders vote AGAINST this proposal to adopt a policy to separate the roles of CEO and Chairman.

  6.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

  7.
  To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. All shareholders are invited to attend the Annual Meeting. Only holders of shares of record on the books of Reliance at the close of business on March 31, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

        To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,
William A. Smith II Corporate Secretary
Los Angeles, California April 10, 2015

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

        This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to provide you a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 6, 2015 to facilitate timely delivery.

        Except as stated otherwise, information on our website is not a part of this Proxy Statement.

PROXY STATEMENT

v

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700

PROXY SUMMARY

        This summary highlights information contained elsewhere in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE 10:00 a.m., California time, May 20, 2015	VOTING AND ATTENDANCE AT THE MEETING
Shareholders as of the record date are entitled to vote. Unless a shareholder elects to cumulate their votes for the election of directors, each share of common stock is entitled to one vote on each matter to be voted on. Voting may be done over the Internet, by telephone, by completing and mailing the proxy card, or in person at the Annual Meeting. Additional information is provided under "Information Concerning Reliance's Securities" on page 8.
PLACE The L.A. Hotel Downtown 333 S. Figueroa Street Los Angeles, CA 90071
We hope you will attend the meeting in person. If you do, please bring with you a valid form of government-issued photo identification, such as a valid driver's license or passport, and proof of ownership of our common stock as of the record date.

RECORD DATE
March 31, 2015

PROXY STATEMENT

Your vote is very important. The Board of Directors of Reliance Steel & Aluminum Co. is requesting that you allow your common stock to be represented at the Annual Meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about April 13, 2015.

Business Highlights

        Financial Results (see our Annual Report on Form 10-K for the year ended December 31, 2014)

  •
  Record net sales of $10.45 billion in 2014, up 13.3% from 2013.

  •
  Net income attributable to Reliance of $371.5 million in 2014, up 15.5% from 2013.

  •
  Earnings per diluted share of $4.73 in 2014, up 14.3% from 2013.

  •
  Gained market share during 2014, with our same-store tons sold increasing 6.1% compared to 2013 which significantly outpaced the 4.2% increase for the industry reported by the Metals Service Center Institute.

  •
  Completed three acquisitions in 2014 with combined transaction value of $248.1 million.

  •
  Invested $190.4 million in capital expenditures in 2014, with the majority related to growth activities.

Returning Value to Shareholders (see page 54)

  •
  Paid regular quarterly cash dividends of $0.35 per share, totaling $108.7 million in 2014.

  •
  We have increased our dividend 22 times since our initial public offering in 1994, including a 6% increase in the first quarter of 2014 and a 14% increase in the first quarter of 2015. Our cash dividends per share paid in 2014 were up 11.1% from 2013.

  •
  Resumed share repurchases in 2014, repurchasing approximately $50.0 million of shares in October 2014 and extending the program through 2017.

  •
  Repurchased an additional $191 million of shares during the period from January 1, 2015 through April 9, 2015.

Corporate Governance Highlights (see page 86)

  •
  All directors are elected annually.

  •
  Seven of our nine directors are independent directors. All of our standing committees are composed exclusively of independent directors.

  •
  The Board has recently approved an executive leadership succession plan that will separate the roles of Chairman and Chief Executive Officer as of the date of the Annual Meeting and will result in the appointment of an independent, non-executive Chairman in July 2016.

  •
  An independent Lead Director with a robust set of responsibilities is selected annually by the independent directors (whenever the Chairman of the Board is not an independent director) to enhance effectiveness of the Board's oversight and governance and compensation practices.

  •
  Independent directors meet regularly in executive sessions without management.

  •
  Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether independent or not.

  •
  Directors are required to own shares of our common stock having a market value equal to at least $400,000 within five years of joining the Board.

  •
  Our shareholders have the right to request a special meeting of shareholders and act by written consent. Special meetings may be called by shareholders holding shares entitled to cast not less than 10% of the votes at the meeting.

  •
  No super-majority voting requirements to approve mergers or other business combinations.

  •
  We do not have a shareholder rights plan or poison pill.

Key Executive Compensation Practices

What We Do:

  ✓
  Strong pay-for-performance with approximately 83% of our CEO's and 69% of our other NEOs' target level total direct compensation tied to performance metrics (see discussion beginning on page 54).

  ✓
  Target total direct compensation for our NEOs to approximate the market median for our peer group when targeted performance levels are achieved (see page 65).

  ✓
  Clawback policy for cash and equity compensation (see page 72).

  ✓
  Stock ownership and retention requirements applicable to all executive officers, including our NEOs (see page 72).

  ✓
  Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 72).

  ✓
  All NEO performance-based equity awards have been tied to three-year performance targets since 2012 (see page 56).

  ✓
  Broad and deep distribution of equity awards throughout management (see page 69).

  ✓
  Limited perquisites (see page 71).

  ✓
  Annual advisory vote to approve executive compensation (see page 38).

  ✓
  Independent compensation committee (see page 64).

  ✓
  Utilization of an independent compensation consultant to review and make recommendations with respect to executive compensation (see page 64).

What We Don't Do:

  ×
  No employment agreements, severance agreements, change of control/golden parachute agreements or other similar agreements with any executive officer.

  ×
  No repricing or replacement of stock options.

  ×
  No tax gross-ups for perquisites, change in control excise taxes or otherwise.

  ×
  No dividends on restricted stock units. Dividends accrue and are only paid upon the achievement of the applicable vesting criteria.

  ×
  No hedging by directors, officers or certain employees subject to our insider trading policy.

  ×
  No pledging of shares by directors, officers or certain employees subject to our insider trading policy, except for one grandfathered pledging arrangement by a director.

Board Membership (see page 47)

Committee Memberships
Other Public Company Boards
Name	Occupation	Independent	AC	CC	NGC
Sarah J. Anderson	Retired Partner, Ernst & Young LLP	X	C	X	X	American States Water Company
John G. Figueroa	Chief Executive Officer, Genoa Healthcare	X		C	X	Apria Healthcare Group Inc.
Thomas W. Gimbel	Former Trustee, Florence Neilan Trust; Former President, Advanced Systems Group	X			X
David H. Hannah	Chairman and Chief Executive Officer, Reliance Steel & Aluminum Co.					Boise Cascade Company
Douglas M. Hayes	President, Hayes Capital Corporation	X	X	X		Circor International, Inc.
Mark V. Kaminski*	Executive Chairman and Director (and member of the audit and compensation committees) of Graniterock	X	X	X	X
Gregg J. Mollins	President and Chief Operating Officer, Reliance Steel & Aluminum Co.
Andrew G. Sharkey, III	Former President and Chief Executive Officer, American Iron and Steel Institute	X	X	X	C
Leslie A. Waite	Investment Advisor and Partner, Lombardia Capital Partners LLC	X	X	X

AC
Audit Committee

CC
Compensation Committee

NGC
Nominating and Governance Committee

C
Chair

*
Independent Lead Director

Voting Matters and Recommendations

Proposal	Board Recommendation
1. Election of Directors: The Board and the Nominating and Governance Committee believe that the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company's management. See page 9.	FOR the election of all named nominees

2. Reincorporation of the Company from California to Delaware: On February 24, 2015, our Board of Directors unanimously approved a change in our state of incorporation from California to Delaware (the "Reincorporation"), subject to the approval of our shareholders. In connection with the Reincorporation, the Company will transition to a majority voting standard in uncontested elections of directors. Other key substantive rights of shareholders, such as the right to call a special meeting and act by written consent, will remain. See page 10.	FOR

3. Approval of the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan: We are asking our shareholders to approve the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan (the "2015 Plan"). The 2015 Plan does not seek to increase the number of shares available, but rather makes a number of changes to the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan which we believe formalize our existing practices such as no repricing of stock options and no cash buyouts of underwater options. See page 29.	FOR

4. Advisory Vote on the Approval of the Compensation of our Named Executive Officers: We manage our business with the long-term objective of creating and maximizing value for our shareholders. Our pay-for-performance philosophy is aligned with and supports this objective. We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. See page 38.	FOR

5. Shareholder Proposal Regarding an Independent Board Chairman: A shareholder proposes that we adopt a policy that would require the Board to have an independent chair except in extraordinary circumstances such as an unexpected resignation. However, the Board recently approved an executive leadership succession plan that will separate the roles of Chairman and Chief Executive Officer as of the date of the Annual Meeting and will result in the appointment of an independent, non-executive Chairman in July 2016. The Board believes that this shareholder proposal is unnecessary and will conflict with the succession plan. The Board believes that it is important to retain the flexibility to adopt the most effective Board leadership structure as facts and circumstances warrant. See page 40.	AGAINST

6. Ratification of Independent Registered Public Accounting Firm: The Audit Committee selected KPMG LLP as the independent registered public accounting firm for Reliance for the year ending December 31, 2015. KPMG LLP has served in this role since 2008. At the Annual Meeting, shareholders will be asked to ratify and approve this selection. See page 45.	FOR

INFORMATION CONCERNING PROXY

        We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of shareholders to be held on Wednesday, May 20, 2015 at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, CA 90071.

        The Board of Directors selected Karla R. Lewis, our Executive Vice President and Chief Financial Officer, and William A. Smith II, our Vice President, General Counsel and Corporate Secretary, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the reasonable out-of-pocket expenses they incur to forward the proxy materials. We have retained D.F. King & Co., Inc. ("DF King") to assist in the distribution and solicitation of proxies. Based on our agreement with DF King, we anticipate paying fees of approximately $10,000, plus-out-of-pocket expenses, for these services. Your bank, broker or financial institution is not able to vote on your behalf for the election of directors or on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you by your bank, broker or financial institution to vote your shares which often include instructions on how to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

        We intend only the six matters described in this Proxy Statement to be presented at the Annual Meeting. We will also transact any other business as may properly come before the meeting or any adjournments thereof.

        Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the reincorporation from California to Delaware, FOR the approval of the 2015 Plan, FOR the approval of the compensation of the Company's named executive officers, AGAINST the shareholder proposal to adopt a policy to separate the roles of CEO and Chairman, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2015.

        We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 13, 2015. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K also will be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

        If you are a holder of record and execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with our Corporate Secretary either an instrument revoking the proxy or a proxy bearing a later date, duly executed in either case, (ii) by giving written notice to our Corporate Secretary of the death or incapacity of the shareholder who executed the proxy, or (iii) by voting in person at the meeting. Any written notice should be sent or delivered to the Corporate Secretary at the above address. In addition, prior to the deadline for Internet or telephone voting, you may change your vote using the Internet or telephone method, in which case only your latest Internet or telephone proxy submitted before the deadline will be counted.

        If you hold your shares through a broker, bank, financial institution, or other nominee, you are a beneficial holder, and you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, financial institution or other nominee.

        The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of our independent registered accounting firm described in this proxy statement.

 INFORMATION CONCERNING RELIANCE'S SECURITIES

        Our only voting securities are shares of common stock, no par value. As of the record date of March 31, 2015, we had a total of 74,749,917 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on the record date will be entitled to vote at the Annual Meeting.

        In the election of directors, you as a shareholder are entitled under California law and our articles of incorporation to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate his or her votes; that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the nine individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the reincorporation of the Company from California to Delaware. The affirmative vote of a majority of the Company's outstanding capital stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the 2015 Plan. The affirmative vote of a majority of votes cast is required to (i) approve on a non-binding advisory basis, the compensation of the named executive officers, (ii) approve the shareholder proposal to adopt a policy to separate the roles of CEO and Chairman, and (iii) ratify the engagement of KPMG LLP as our independent registered public accounting firm.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The term of office for each director elected at the Annual Meeting will be one year, until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

        Upon the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following persons, who have agreed to serve as directors, as nominees for election as directors at the Annual Meeting:

• Sarah J. Anderson	• Mark V. Kaminski
• John G. Figueroa	• Gregg J. Mollins
• Thomas W. Gimbel	• Andrew G. Sharkey, III
• David H. Hannah	• Leslie A. Waite
• Douglas M. Hayes

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it at the Annual Meeting in advance of the voting.

        Each of the nominees for the position of director was elected to his or her present term of office by vote of the shareholders at the 2014 Annual Meeting. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than nine nominees.

        Certain information with respect to each nominee is set forth in "Management" below. See page 47.

        The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

 PROPOSAL NO. 2—REINCORPORATION OF THE COMPANY FROM
CALIFORNIA TO DELAWARE

        On February 24, 2015, our Board of Directors unanimously approved a change in our state of incorporation from California to Delaware (the "Reincorporation"), subject to the approval of our shareholders.

        If approved, the Reincorporation will be effected through the merger of the Company into a newly formed wholly-owned subsidiary of the Company incorporated in the State of Delaware ("Reliance Delaware"). The name of the Company after the Reincorporation will remain Reliance Steel & Aluminum Co. For purposes of the discussion below, the Company as it currently exists as a corporation organized under the laws of the State of California is sometimes referred to as "Reliance California."

Summary

        The principal effects of the Reincorporation will be that:

  •
  The affairs of the Company will cease to be governed by California corporation laws and will become subject to Delaware corporation laws.

  •
  The Company's existing Articles of Incorporation (the "California Articles") and existing Bylaws (the "California Bylaws") will be replaced by a new Restated Certificate of Incorporation (the "Delaware Certificate") and Amended and Restated Bylaws (the "Delaware Bylaws"), as more fully described below.

  •
  Each outstanding share of common stock of Reliance California will automatically be converted into one share of common stock of Reliance Delaware. All of our employee benefit and incentive compensation plans immediately prior to the Reincorporation will be continued by Reliance Delaware, and each outstanding equity award to purchase or acquire shares of Reliance California's common stock will be converted into an equity award to purchase or acquire an equivalent number of shares of Reliance Delaware's common stock on the same terms and subject to the same conditions.

  •
  Other than the change in corporate domicile, the Reincorporation will not result in any change in the business, physical location, management, assets, liabilities, net worth or number of authorized shares of the Company, nor will it result in any change in location of our current employees, including management.

  •
  The Delaware Bylaws will provide for majority voting in uncontested elections of directors. Under California law and the California Articles directors are elected by a plurality of the votes cast unless a shareholder provides notice of his or her intention to cumulate votes for the election of directors, in which case all shareholders are also entitled to cumulate their votes at such election. The majority voting standard was not permissible under California law and the California Articles because the California Articles did not eliminate cumulative voting. Cumulative voting is not provided for in the Delaware Certificate and, as a result, cumulative voting will not exist in the election of directors for Reliance Delaware.

  •
  In order to take full advantage of one of the primary benefits of the Reincorporation, the Delaware Certificate will generally provide that the Delaware Court of Chancery will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the corporation; any action asserting a claim of breach of a fiduciary duty owed to the corporation or the corporation's stockholders by any director, officer, other employee or stockholder of the corporation; any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the "DGCL") or as to which the DGCL confers jurisdiction upon the Delaware Court of

    Chancery; any action asserting a claim arising pursuant to any provision of our Delaware Certificate or Delaware Bylaws; or any action asserting a claim governed by the internal affairs doctrine.

  •
  Other key substantive rights of shareholders, such as the annual election of directors, the right to call a special meeting and act by written consent, will remain. See the comparison contained in the chart below under the heading "The Charters and Bylaws of Reliance California and Reliance Delaware Compared and Contrasted and Significant Differences Between the Corporation Laws of California and Delaware" beginning on page 14.

General Information

        Shareholders are urged to read this proposal carefully, including all of the related exhibits referenced below and attached to this Proxy Statement, before voting on the Reincorporation. The following discussion summarizes material provisions of the Reincorporation. This summary is subject to and qualified in its entirety by the Agreement and Plan of Merger (the "Reincorporation Agreement") between Reliance California and Reliance Delaware attached hereto as Exhibit A, the Delaware Certificate, in the form attached hereto as Exhibit B, and the Delaware Bylaws in the form attached hereto as Exhibit C. Copies of the California Articles and California Bylaws are filed at the SEC as exhibits to our periodic reports and also are available for inspection at our principal executive offices. Copies will be sent to shareholders free of charge upon written request to Reliance Steel & Aluminum Co., Attention: Corporate Secretary, 350 South Grand Avenue, Suite 5100, Los Angeles, CA 90071.

  Reasons for the Reincorporation

        Because state corporate law governs the internal affairs of a corporation, choice of a state domicile is an extremely important decision for a public company. Management and boards of directors of corporations look to state corporate law—and judicial interpretations of state law—to guide their decision-making on many key issues, including determining appropriate governance policies and procedures, ensuring that boards satisfy their fiduciary obligations to shareholders, and evaluating key strategic alternatives for the corporation, including mergers, acquisitions, and divestitures. Our Board of Directors believes that it is essential for us to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which our governance decisions can be based, and we believe that our shareholders will benefit from the responsiveness of Delaware corporate law to their needs. In addition, our Board of Directors believes that any direct benefit that the DGCL provides to a corporation indirectly benefits the shareholders, who are our owners. The principal factors the Board of Directors considered in electing to pursue the Reincorporation are:

  •
  access to specialized courts;

  •
  highly developed and predictable body of corporate law in Delaware; and

  •
  enhanced ability to attract and retain qualified directors and officers.

        Access to Specialized Courts.    Delaware has a specialized court of equity called the Court of Chancery that hears corporate law cases. The Delaware Court of Chancery operates under rules that are intended to ensure litigation of disputes in a timely and effective way, keeping in mind the timelines and constraints of business decision-making and market dynamics. The appellate process on decisions emanating from the Court of Chancery is similarly streamlined, and the justices of Delaware appellate courts tend to have substantial experience with corporate cases because of the relatively higher volume of these cases in the Delaware courts. As the leading state of incorporation for both private and public companies, Delaware has developed a vast body of corporate law that helps to promote greater consistency and predictability in judicial rulings. In contrast, California does not have a similar specialized court established to hear only corporate law cases. Rather, disputes involving questions of California corporate law are either heard by the California Superior Court, the general trial court in California that hears all manner of cases, or, if federal jurisdiction exists, a federal district court. These courts hear many different types of cases, and the cases may be heard before judges or juries with limited corporate law experience. As a result, corporate law cases brought in California may not proceed as expeditiously as cases brought in Delaware and the outcomes in such courts may be less consistent and predictable.

        Highly Developed and Predictable Corporate Law.    Our Board of Directors believes Delaware has one of the most modern statutory corporation codes, which is revised regularly in response to changing legal and business needs of corporations. The Delaware legislature is particularly responsive to developments in modern corporate law and Delaware has proven sensitive to changing needs of corporations and their shareholders. The Delaware Secretary of State is viewed as particularly flexible and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become a preferred domicile for most major American corporations and the DGCL and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that the DGCL will provide greater efficiency, predictability and flexibility in the Company's legal affairs than is presently available under California law. In addition, Delaware case law provides a well-developed body of law defining the proper duties and decision making processes expected of boards of directors in evaluating potential or proposed extraordinary corporate transactions.

        Enhanced Ability to Attract and Retain Directors and Officers.    The Board of Directors believes that the Reincorporation will enhance our ability to attract and retain qualified directors and officers, as well as encourage directors and officers to continue to make independent decisions in good faith on behalf of the Company. We are in a competitive industry and compete for talented individuals to serve on our management team and on our Board of Directors. The vast majority of public companies are incorporated in Delaware, including the majority of the companies included in the peer group used by the Company to benchmark executive compensation. Not only is Delaware law more familiar to directors, it also offers greater certainty and stability from the perspective of those who serve as corporate officers and directors. The parameters of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and better understood than under California law. The Board of Directors believes that the Reincorporation will provide appropriate protection for shareholders from possible abuses by directors and officers, while enhancing our ability to recruit and retain directors and officers. In this regard, it should be noted that directors' personal liability is not, and cannot be, eliminated under Delaware law for intentional misconduct, bad faith conduct, unlawful dividend payments or unlawful stock purchases or redemptions, or any transaction from which the director derives an improper personal benefit. We believe that the better understood and comparatively stable corporate environment afforded by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

  Changes to the Business of the Company as a Result of the Reincorporation

        Other than the change in corporate domicile, the Reincorporation will not result in any change in the business, physical location, management, assets, liabilities, net worth or number of authorized shares of the Company, nor will it result in any change in location of our current employees, including management. Upon consummation of the Reincorporation, our daily business operations will continue as they are presently conducted at our principal executive offices located at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, and our telephone number will remain (213) 687-7700. The consolidated financial condition and results of operations of Reliance Delaware immediately after consummation of the Reincorporation will be the same as those of Reliance California immediately prior to the consummation of the Reincorporation. In addition, upon the effectiveness of the Reincorporation, the Board of Directors of Reliance Delaware will consist of those persons elected to the Board of Directors of Reliance California and will continue to serve for the term of their respective elections to our Board of Directors, and the individuals serving as executive officers of Reliance California immediately prior to the Reincorporation will continue to serve as executive officers of Reliance Delaware, without a change in title or responsibilities. Upon effectiveness of the Reincorporation, Reliance Delaware will be the successor in interest to Reliance California, and the shareholders will become stockholders of Reliance Delaware.

        The Reincorporation Agreement provides that the Board of Directors may abandon the Reincorporation at any time prior to the effective time of the Reincorporation (the "Effective Time") if the Board of Directors determines that the Reincorporation is inadvisable for any reason. For example, the DGCL may be changed to reduce the benefits that the Company hopes to achieve through the Reincorporation, or the costs of operating as a Delaware corporation may be increased, although the Company does not know of any such changes under consideration. The Reincorporation Agreement may be amended at any time prior to the Effective Time, either before or after the shareholders have voted to adopt the proposal, subject to applicable law. The Company will re-solicit shareholder approval of the Reincorporation if the terms of the Reincorporation Agreement are changed in any material respect that requires shareholder approval.

  Mechanics of the Reincorporation

        The Reincorporation will be effected by the merger of Reliance California with and into Reliance Delaware, a wholly-owned subsidiary of the Company that has been recently incorporated under the DGCL for purposes of the Reincorporation. The Company as it currently exists as a California corporation will cease to exist as a result of the merger, and Reliance Delaware will be the surviving corporation and will continue to operate our business as it existed prior to the Reincorporation. The existing holders of our common stock will own all of the outstanding shares of Reliance Delaware common stock, and no change in ownership will result from the Reincorporation. Assuming approval by our shareholders, we currently intend to cause the Reincorporation to become effective as soon as reasonably practicable following the Annual Meeting.

        At the Effective Time, we will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL. Although the Delaware Certificate and the Delaware Bylaws contain many provisions that are similar to the provisions of the California Articles and the California Bylaws, they do include certain provisions that are different from the provisions contained in the California Articles and the California Bylaws or under the California General Corporation Law as described in more detail below.

        If the Reincorporation is approved, upon the Effective Time, each outstanding share of common stock of Reliance California will automatically be converted into one share of common stock of Reliance Delaware. All of our employee benefit and incentive compensation plans immediately prior to the Reincorporation will be continued by Reliance Delaware, and each outstanding equity award to purchase or acquire shares of Reliance California's common stock will be converted into an equity award to purchase or acquire an equivalent number of shares of Reliance Delaware's common stock on the same terms and subject to the same conditions. The Company's other employee benefit arrangements including, but not limited to, equity incentive plans with respect to issued unvested restricted stock, will be continued by Reliance Delaware upon the terms and subject to the conditions specified in such plans. The registration statements of Reliance California on file with the SEC immediately prior to the Reincorporation will be assumed by Reliance Delaware, and the shares of Reliance Delaware will continue to be listed on the New York Stock Exchange.

        CERTIFICATES CURRENTLY ISSUED FOR SHARES IN RELIANCE CALIFORNIA WILL AUTOMATICALLY REPRESENT SHARES IN RELIANCE DELAWARE UPON COMPLETION OF THE MERGER, AND SHAREHOLDERS WILL NOT BE REQUIRED TO EXCHANGE STOCK CERTIFICATES AS A RESULT OF THE REINCORPORATION.

  Effectiveness of Reincorporation

        We expect that the Reincorporation, if approved, will become effective promptly after the shareholder approval.

  Possible Negative Considerations

        Notwithstanding the belief of the Board of Directors as to the benefits to our shareholders of the Reincorporation, it should be noted that Delaware law has been criticized by some commentators and institutional shareholders on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states, including California. In addition, the Delaware Certificate and the Delaware Bylaws, in comparison to the California Articles and the California Bylaws, contain or eliminate certain provisions that may have the effect of reducing the rights of minority shareholders. Because the Delaware Certificate will not provide for cumulative voting, the Reincorporation may make it more difficult for minority shareholders to elect directors and influence our policies. However, in the twenty years that we have been a public company, we have not received any notice from a shareholder of their intention to use cumulative voting in an election of directors. In the absence of such a notice, directors are elected by a plurality of votes cast. As noted above, we intend to adopt a majority voting standard in uncontested elections of directors in the Delaware Bylaws.

        It should also be noted that the interests of the Board of Directors and management in voting on the Reincorporation proposal may not be the same as those of shareholders since some substantive provisions of California and Delaware law apply only to directors and officers. See "Interests of Our Directors and Executive Officers in the Reincorporation" below. For a comparison of shareholders' rights and the material substantive provisions that apply to the Board of Directors and management under Delaware and California law, see "The Charters and Bylaws of Reliance California and Reliance Delaware Compared and Contrasted and Significant Differences Between the Corporation Laws of California and Delaware" below. In addition, franchise taxes payable by us in Delaware are estimated to be approximately $180,000 per year and such taxes are not currently required in California.

        The Board of Directors has considered the potential disadvantages of the Reincorporation and has concluded that the potential benefits outweigh the possible disadvantages.

The Charters and Bylaws of Reliance California and Reliance Delaware Compared and Contrasted and
Significant Differences Between the Corporation Laws of California and Delaware

        The following is a comparison of the provisions in the charters and bylaws of Reliance California and Reliance Delaware, as well as certain provisions of California law and Delaware law. The comparison summarizes the important differences, but is not intended to list all differences, and is qualified in its entirety by reference to such documents and to the respective General Corporation Laws of the States of California and Delaware. Shareholders are encouraged to read the Delaware Certificate, the Delaware Bylaws, the California Articles and the California Bylaws in their entirety. The Delaware Bylaws and Delaware Certificate are attached to this proxy statement, and the California Bylaws and California Articles are filed publicly as exhibits to our periodic reports.

Provision	Reliance California	Reliance Delaware

ELECTIONS; VOTING; PROCEDURAL MATTERS
Number of Directors
Under California law, although a change in the number of directors must generally be approved by shareholders, the board of directors may fix the exact number of directors within a stated range set forth in either the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Any change outside of the established range or a change in the established range must be approved by the shareholders.

The California Bylaws provide that the authorized number of directors of the Company shall not be less than seven nor more than thirteen, with the exact number of directors to be fixed, within the limit specified, by resolution of the Board of Directors.

Under Delaware law, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors.

The Delaware Bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors from time to time.

No Classified Board	The California Articles and California Bylaws do not provide for a classified board.	The Delaware Certificate and Delaware Bylaws do not provide for a classified board.

Provision	Reliance California	Reliance Delaware

Filling Vacancies on the Board	Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting, or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if authorized by the articles of incorporation or a bylaw approved by the corporation's shareholders.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws.

Consistent with Delaware law, the Delaware Bylaws provide that any newly created directorship or any vacancy may be filled only by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a sole remaining director.

The California Bylaws provide that, except for a vacancy created by the removal of a director, vacancies on the Board of Directors may be filled by approval of the Board of Directors or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a majority of the directors then in office at a meeting, or a sole remaining director. Each director so elected shall hold office until his or her successor is elected at a meeting of shareholders and until such director's successor has been elected and qualified.

Provision	Reliance California	Reliance Delaware

Additionally, the Company's shareholders may elect one or more directors at any time to fill any vacancies not filled by the Board of Directors. If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board of Directors or the shareholders have the power to elect a successor to take office when the resignation is to become effective.

Cumulative Voting; Vote Required to Elect Director	California law provides that if any shareholder has given notice of his or her intention to cumulate votes for the election of directors, all other shareholders of the corporation are also entitled to cumulate their votes at such election. In the absence of such notification, directors are elected by a plurality of the votes cast. California law permits a corporation that is listed on a national securities exchange to amend its articles or bylaws to eliminate cumulative voting by approval of the board of directors and of the outstanding shares voting together as a single class.

The California Articles and the California Bylaws have not eliminated cumulative voting.

Under Delaware law, cumulative voting is not permitted unless a corporation provides for cumulative voting rights in its certificate of incorporation. The default voting standard for the election of directors under Delaware law is a plurality vote; however, the certificate of incorporation or bylaws may specify a different vote for the election of directors, such as a majority of the votes cast.

The Delaware Bylaws provide that in uncontested elections directors are elected by a majority of the votes cast and in contested elections directors are elected by plurality voting. As a result, we will not provide for cumulative voting in director elections following the Reincorporation. Most Delaware corporations have not adopted cumulative voting and the vast majority of public companies in the S&P 500 provide for the election of directors in uncontested elections by a majority of the votes cast.

Provision	Reliance California	Reliance Delaware

Removal of Directors by Shareholders	Under California law, any director, or the entire board, may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote, subject to certain limitations. In the case of a corporation with cumulative voting, however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting rules.	Under Delaware law, any director, or the entire board, may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Restrictions on Transactions with Interested Shareholders	No restrictions.	No restrictions. Section 203 of the DGCL contains restrictions on a Delaware corporation from engaging in a business combination with an interested stockholder. Because Section 203 could be considered to have anti-takeover implications that could be construed as unfavorable to stockholder interests, the Board of Directors has elected to have Reliance Delaware "opt-out" of Section 203, so it is not applicable to Reliance Delaware.

Vote Required to Approve Merger or Sale of Company	Except in limited circumstances, California law requires the affirmative vote of a majority of the outstanding shares entitled to vote in order to approve a merger of the corporation or a sale of all or substantially all the assets of the corporation, including, in the case of a merger, the affirmative vote of each class of outstanding stock. Our California Articles do not include super-majority voting requirements.	Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares entitled to vote to approve a merger of the corporation or a sale of all or substantially all the assets of the corporation, except in limited circumstances, but the certificate of incorporation may provide for super-majority voting in connection with these transactions. Our Delaware Certificate does not include super-majority voting requirements.

Provision	Reliance California	Reliance Delaware

50/90 Rule Restriction on Cash Mergers	Under California law, a merger may not be consummated for cash if the purchaser owns more than 50% but less than 90% of the then outstanding shares unless either (i) all of the shareholders consent, which is not practical for a public company, or (ii) the Commissioner of Corporations approves the merger.

The 50/90 rule, when combined with the requirement in the California Articles that holders of two-thirds of the outstanding shares must approve a merger, may make it more difficult for an acquirer to make an all cash acquisition that is opposed by the Company's Board of Directors. Specifically, the 50/90 rule encourages such an acquirer making an unsolicited tender offer to either tender for less than 50% of the outstanding shares or more than 90% of the outstanding shares. A purchase by such acquirer of less than 50% of the outstanding shares does not allow the acquirer to gain ownership of the two-thirds needed to approve a second step merger (which merger would be used to enable the acquirer to acquire 100% of the Company's equity) and, therefore, creates risk for such an acquirer that such a favorable vote will not be obtained. Yet, a tender offer conditioned upon receipt of tenders from at least 90% of the outstanding shares also creates risk for such an acquirer since it may be very difficult to receive tenders from holders of at least 90% of the outstanding shares. Consequently, it is possible that these risks would discourage some potential acquirers from pursuing an all cash acquisition of the Company that is opposed by the Board of Directors of Reliance California.

Delaware law does not have a provision similar to the 50/90 rule in California.

Provision	Reliance California	Reliance Delaware

Shareholder Action by Written Consent	The California Bylaws provide that any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the actions so taken, is filed with the Secretary of the Company after having been signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In addition, the California Bylaws, consistent with California law, provide that directors may not be elected by written consent except by unanimous written consent of all outstanding shares entitled to vote for the election of directors.

The Delaware Bylaws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Company. The Delaware Bylaws provide that any stockholder of record seeking to have the stockholders take corporate action by written consent shall request that the Board of Directors fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date.

Shareholder Ability to Call Special Shareholders' Meetings	Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons as are authorized by the articles of incorporation or bylaws.

Consistent with California law, the California Bylaws provide that a special meeting of shareholders may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at such meeting.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or the bylaws.

Consistent with the California Bylaws, the Delaware Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, the Chief Executive Officer, the Board of Directors, or by one or more stockholders owning not less than 10% in voting power of the issued and outstanding shares of capital stock of the corporation entitled to vote at the meeting.

Provision	Reliance California	Reliance Delaware

Shareholder Proposal Notice Provisions
The California Bylaws provide that for nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, any such proposed business must constitute a proper matter for shareholder action and the shareholder must have given timely notice thereof, including providing certain information regarding the nominee or business proposed by the shareholder, in writing to our secretary. To be timely, a shareholder's notice must be delivered to, or mailed and received by, our secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders.
Consistent with the California Bylaws, the Delaware Bylaws provide that for nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, any such proposed business must constitute a proper matter for stockholder action and the stockholder must have given timely notice thereof, including providing certain information regarding the nominee or business proposed by the stockholder, in writing to our secretary. To be timely, a stockholder's notice must be delivered to our secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders.

Bylaw Amendments	The California Bylaws may be amended by the Board of Directors or by the holders of a majority of outstanding shares entitled to vote; provided, however, that a Bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable number of directors or vice versa, may only be adopted by approval of a majority of the outstanding shares, and provided further, that a Bylaw reducing the fixed number or the minimum or maximum number of directors shall be subject to the provisions described above under "Number of Directors."	The Delaware Bylaws may be amended by the Board of Directors or by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote.

Provision	Reliance California	Reliance Delaware

INDEMNIFICATION; ELIMINATION OF DIRECTOR PERSONAL LIABILITY
Indemnification
California law requires indemnification when the indemnitee has defended the action successfully on the merits. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. California law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

California law permits a corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law.

The California Articles authorize indemnification to the fullest extent permissible under California law.

Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Delaware law permits a Delaware corporation to provide indemnification in excess of that provided by statute.

The Delaware Bylaws generally authorize indemnification to the fullest extent permissible under Delaware law.

Provision	Reliance California	Reliance Delaware

Elimination of Director Personal Liability for Monetary Damages	California law permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•

Intentional misconduct or knowing and culpable violation of law;

•

Acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•

Receipt of an improper personal benefit;

•

Acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;

•

Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

•

Transactions between the corporation and a director who has a material financial interest in such transaction; or

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•

Breaches of the director's duty of loyalty to the corporation or its shareholders;

•

Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•

The payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•

Transactions in which the director received an improper personal benefit.

The Delaware Certificate eliminates the liability of directors to the Company for monetary damages to the fullest extent permissible under the DGCL. As a result, following the Reincorporation, directors of Reliance Delaware cannot be held liable for monetary damages even for gross negligence or lack of due care in carrying out their fiduciary duties as directors, so long as that gross negligence or lack of due care does not involve bad faith, intentional misconduct or a breach of their duty of loyalty to the Company, unlawful dividends, stock repurchases or redemptions or an improper personal benefit.

• Liability for improper distributions, loans or guarantees. The California Articles eliminate the liability of directors for monetary damages to the fullest extent permissible under California law.

Provision	Reliance California	Reliance Delaware

DIVIDENDS; DISSOLUTION; FORUM SELECTION
Dividends and Repurchases of Shares	Under California law, a corporation may not make any distribution to its shareholders unless either:

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The corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or

•

Immediately after giving effect to the distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to one and one fourth (1 1/4) times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or one and one fourth (1 1/4) times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years).

The DGCL is more flexible than California law with respect to payment of dividends and implementing share repurchase programs. The DGCL generally provides that a corporation may redeem or repurchase its shares out of its surplus. In addition, the DGCL generally provides that a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as the excess of a corporation's net assets (i.e., its total assets minus its total liabilities) over the capital associated with issuances of its common stock. Moreover, the DGCL permits a board of directors to reduce its capital and transfer such amount to its surplus.

These tests are applied to California corporations on a consolidated basis.

Provision	Reliance California	Reliance Delaware

Dissolution
Under California law, holders of 50% or more of a corporation's total voting power may authorize the corporation's dissolution, with or without approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.
Under the DGCL, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote on the matter. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares entitled to vote. In addition, the DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with such a board-initiated dissolution. The Delaware Certificate contains no such supermajority voting requirement.

Provision	Reliance California	Reliance Delaware

Forum Selection	Not addressed.	Delaware courts have upheld the right of Delaware corporations to include forum selection provisions in their bylaws. Such provisions normally provide that shareholders bringing derivative claims or claims alleging breaches of fiduciary duties arising from the DGCL or otherwise implicating the internal affairs of the corporation be brought exclusively in Delaware state or federal courts.

Under the Delaware Certificate, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the corporation, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the corporation to the corporation or the corporation's stockholders, any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction upon the Delaware Court of Chancery, any action asserting a claim arising pursuant to any provision of our Delaware Certificate or Delaware Bylaws, or any action asserting a claim governed by the internal affairs doctrine.

Interests of Our Directors and Executive Officers in the Reincorporation

        In considering the recommendations of the Board of Directors, shareholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of the shareholders generally. For instance, the Reincorporation may be of benefit to our directors and officers by reducing their potential personal liability and increasing the scope of permitted indemnification, by strengthening directors' ability to resist a takeover bid, and in other respects. The Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Reincorporation and to recommend that our shareholders vote in favor of this proposal.

Certain Material U.S. Federal Income Tax Considerations of the Reincorporation

        The following discussion summarizes the material U.S. federal income tax consequences of the Reincorporation to holders of our common stock. This summary is not exhaustive of all possible tax considerations. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described herein.

        This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding our common stock as part of an integrated transaction, including a "straddle," "hedge," "constructive sale," or "conversion transaction," persons whose functional currency for tax purposes is not the U.S. dollar and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

        This summary is directed solely to holders that hold our common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment. In addition, the following discussion only addresses "U.S. persons" for U.S. federal income tax purposes, generally defined as beneficial owners of our common stock who are:

  •
  individuals who are citizens or residents of the United States;

  •
  corporations (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

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  estates the income of which is subject to U.S. federal income taxation regardless of its source;

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  trusts if a court within the United States is able to exercise primary supervision over the administration of any such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust; or

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  trusts in existence on August 20, 1996 that have valid elections in effect under applicable Treasury regulations to be treated as U.S. persons.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the Reincorporation.

        THIS SUMMARY IS NOT A COMPREHENSIVE DESCRIPTION OF ALL OF THE U.S. FEDERAL TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR CIRCUMSTANCES AND THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE REINCORPORATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL,

FOREIGN OR OTHER TAX JURISDICTION AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

        We have not requested a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax consequences of the Reincorporation. However, we believe:

  •
  the Reincorporation will constitute a tax-free reorganization under Section 368(a) of the Code;

  •
  no gain or loss will be recognized by holders of Reliance California common stock on receipt of Reliance Delaware common stock pursuant to the Reincorporation;

  •
  the aggregate tax basis of the Reliance Delaware common stock received by each holder will equal the aggregate tax basis of the Reliance California common stock surrendered by such holder in exchange therefor; and

  •
  the holding period of the Reliance Delaware common stock received by each holder will include the period during which such holder held the Reliance California common stock surrendered in exchange therefor.

Accounting Consequences

        We believe that there will be no material accounting consequences to the Company resulting from the Reincorporation.

Regulatory Approval

        To our knowledge, the only required regulatory or governmental approval or filings necessary in connection with the consummation of the Reincorporation would be the filing of articles of merger with the Secretary of State of California and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Required Vote and Recommendation

        To approve this proposal, a majority of the outstanding shares of the Company must vote "FOR" this proposal.

        The Board of Directors recommends that shareholders vote FOR the approval of the Reincorporation. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the Reincorporation.

PROPOSAL NO. 3—APPROVAL OF THE RELIANCE STEEL & ALUMINUM CO.
AMENDED AND RESTATED 2015 INCENTIVE AWARD PLAN

        We are asking our shareholders to approve the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan. Our Board of Directors adopted the 2015 Plan on February 24, 2015, subject to shareholder approval. The 2015 Plan amends and restates in its entirety the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan (as amended, the "2006 Plan").

        The 2015 Plan does not increase the 10,000,000 shares currently authorized for issuance under the 2006 Plan, so if the 2015 Plan is approved, the authorized share limit from the 2006 Plan will continue to apply.

        The 2015 Plan makes a number of changes to the 2006 Plan, each of which we believe enhances our ability to attract and retain talent or reflects compensation and governance best practices. The 2015 Plan amends and restates the 2006 Plan as follows:

  •
  provides for the grant of additional types of awards, including restricted stock units, stock appreciation rights ("SARs"), dividend equivalent awards and other stock-based or cash-based awards (in addition to grants of stock options and restricted stock awards);

  •
  revises the manner in which shares may be added back to the share reserve under the 2015 Plan to provide for less liberal recycling;

  •
  prohibits repricing of any stock option or SAR (whether through a reduction of the applicable exercise price per share or the cancellation and substitution of such an award with cash or another award);

  •
  establishes annual limits on the number of shares and dollar amounts of awards that may be granted to an individual in any one calendar year;

  •
  provides that awards under the 2015 Plan that are not assumed or substituted by a successor to us in connection with a change in control of us will accelerate in full prior to such change in control;

  •
  eliminates our ability to pay dividend equivalents with respect to stock options and SARs;

  •
  permits limited transfers of awards granted under the 2015 Plan to permitted transferees, subject to approval by the plan administrator;

  •
  provides that all awards will be subject to any applicable clawback policy implemented by the Company; and

  •
  extends the term of the 2015 Plan through the tenth anniversary of the date on which the 2015 Plan becomes effective.

        In addition to the above, we are asking shareholders to approve the 2015 Plan to satisfy the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") and to approve the material terms of the performance goals for awards that may be granted under the 2015 Plan as required under Section 162(m). In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as "performance-based" under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public shareholders. For purposes of Section 162(m), the material terms include: (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based, and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2006 Plan, as proposed to be amended in the form of the 2015 Plan, is discussed below, and shareholder approval of this Proposal No. 3 is intended to constitute approval of the material terms of the 2015 Plan for purposes of the shareholder approval requirements of Section 162(m).

        Shareholder approval of the 2015 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2015 Plan to qualify for the "performance-based" compensation exemption under Section 162(m), and submission of the material terms of the 2015 Plan performance goals for shareholder approval should not be viewed as a guarantee that we will be able to deduct all compensation under the 2015 Plan. Nothing in this proposal precludes us or the plan administrator from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m). We believe that shareholder approval of the 2015 Plan will enhance our position with regard to the deductibility of performance-based compensation paid to certain officers.

        We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. Shareholder approval of the 2015 Plan will allow us to continue to provide such incentives and allow grant awards intended to qualify as performance-based compensation that is not subject to the $1 million deductibility limit under Section 162(m).

Shareholder Approval Requirement

        Shareholder approval of the 2015 Plan is necessary in order for us to (1) meet the shareholder approval requirements of the New York Stock Exchange ("NYSE"), (2) take tax deductions for certain compensation resulting from awards granted thereunder intended to qualify as performance-based compensation under Section 162(m), and (3) grant incentive stock options ("ISOs") thereunder.

        Specifically, approval of the 2015 Plan will constitute approval of the material terms of the 2015 Plan pursuant to the shareholder approval requirements of Section 162(m), as discussed above, which will enable (but not require) us to award performance-based compensation within the meaning of Section 162(m) through our 2020 annual meeting of shareholders, preserving the deductibility of these awards for federal income tax purposes. In addition, approval of the 2015 Plan will constitute approval pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.

        The 2015 Plan will become effective only if Proposal No. 3 is approved by our shareholders. If the 2015 Plan is not approved by our shareholders, then the 2015 Plan will not become effective, the 2006 Plan will continue in full force and effect, and we may continue to grant awards under the 2006 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Summary of the 2015 Plan

  General

        The 2015 Plan is intended to promote the interests of the Company and its shareholders by providing eligible employees with incentives and rewards to encourage them to continue in the service of the Company or its affiliates. The 2015 Plan is designed to serve this goal by providing such individuals with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. Our Board believes our capacity to grant equity-based compensation has been a significant factor in our ability to achieve our growth objectives and enhance shareholder value. The principal features of the 2015 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2015 Plan itself, a copy of which is attached to this proxy statement as Exhibit D. You are encouraged to read the 2015 Plan in its entirety.

  Administration

        The 2015 Plan will be administered by the Compensation Committee. To the extent necessary to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with respect to awards that are intended to be "performance-based compensation" under Section 162(m), the Compensation Committee will take all action with respect to such awards and will consist solely of two or more non-employee directors of the Company, each of whom is an "outside director" within the meaning of Section 162(m) and a "non-employee director" within the meaning of the rules under Section 16 of the Exchange Act. In addition, to the extent required by applicable law, each member of the Compensation Committee shall be an "independent director" under the rules of the NYSE (or other principal securities market on which shares of our common stock are traded). The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than (i) our senior executives who are subject to Section 16 of the Exchange Act, (ii) "covered employees" with respect to awards intended to constitute "performance-based compensation" under Section 162(m), or (iii) officers of the Company to whom the authority to grant or amend award has been delegated, subject to restrictions imposed by the Compensation Committee from time to time, the Company's governing documents and by applicable law. The Board, Compensation Committee or delegate thereof, as applicable, are referred to herein as the "plan administrator."

        Unless otherwise limited by the Board, the Compensation Committee will have the authority to administer the 2015 Plan with respect to grants of equity awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

  Eligibility

        Persons eligible to participate in the 2015 Plan are, as of March 31, 2015, approximately 14,000 employees of the Company and its subsidiaries, as determined by the Compensation Committee.

  Size of Share Pool; Limitation on Awards and Shares Available

        The total number of shares reserved for issuance under the 2015 Plan is 10,000,000 shares of our common stock, which is the same number of shares authorized for issuance under the 2006 Plan, which was initially approved by our shareholders in 2006. As of March 31, 2015, there were 1,899,580 total shares remaining available for issuance under the 2006 Plan and 2,300,983 shares of our common stock were subject to outstanding awards under the 2006 Plan.

        If any shares subject to an award under the 2015 Plan are forfeited, expire or are settled for cash, or are converted into shares of another entity in connection with a recapitalization, merger or similar transaction, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or conversion, be used again for new grants under the 2015 Plan. However, the following shares may not be used again for grant under the 2015 Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an option or SAR; (2) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

        Awards granted under the 2015 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2015 Plan.

        The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2015 Plan during any calendar year is 500,000 shares and the maximum amount that may be paid under a cash award pursuant to the 2015 Plan to any one participant during any calendar year period is $15 million.

  Awards

        The 2015 Plan provides for the grant of stock options, including ISOs and nonqualified stock options ("NSOs"), SARs, restricted stock, restricted stock units ("RSUs"), dividend equivalents or other stock-based or cash-based awards. Certain awards under the 2015 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2015 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will generally be settled in shares of our common stock.

        Stock options.    Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

        Restricted stock units.    RSUs are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.

        Restricted stock.    Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock will have voting rights and, except with respect to performance vesting awards, will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

        Stock appreciation rights.    SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the 2015 Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the administrator.

        Other stock-based or cash-based awards.    Other stock-based or cash-based awards are awards other than those enumerated in this summary that entitle the holder thereof to receive shares or cash immediately or in the future, subject to terms and conditions determined by the plan administrator. Other stock-based or cash-based awards may be linked to any one or more of the performance criteria listed below or other specific performance criteria determined by the plan administrator. Other stock-based or cash-based awards under the 2015 Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the plan administrator, and may be provided as part of a bonus, deferred bonus, deferred compensation or other arrangement as/or as payment in lieu of compensation to which the holder is otherwise entitled.

        Dividend equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the grant date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares subject to an award with performance-based vesting will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the shares subject to the award vest. Under the 2015 Plan, dividend equivalents will not be granted with respect to options or SARs.

  Performance awards.

        Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute "qualified performance-based compensation" ("QPBC") within the meaning of Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m).

        Section 162(m) imposes a $1,000,000 cap on the compensation deduction that a publicly-held corporation may take in respect of compensation paid to its "covered employees" (which generally includes the corporation's Chief Executive Officer and next three most highly compensated employees other than the Chief Financial Officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to shareholder-approved performance criteria.

        For purposes of the 2015 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (1) net earnings or losses (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue or sales or revenue growth; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit (either before or after taxes); (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital (or invested capital) and cost of capital; (9) return on shareholders' equity; (10) total shareholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) operating income (including, but not limited to, growth rate of operating income or compounded annual growth rate of operating income); (14) costs, reductions in costs and cost control measures; (15) expenses including, but not limited to, expenses as a percentage of sales, reductions in expenses and other expense measures; (16) working capital, including without limitation, days sales outstanding and/or inventory turn; (17) earnings or loss per share; (18) adjusted earnings or loss per share; (19) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (20) regulatory achievements or compliance; (21) implementation or completion of critical projects, including, without limitation, acquisitions, divestitures and/or other strategic transactions; (22) market share; and (23) economic value, any of which may be measured either in absolute terms for us or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2015 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

  Certain Transactions

        The plan administrator has broad discretion to take action under the 2015 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2015 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2015 Plan), to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator may cause the awards to terminate in exchange for cash, rights or other property, or become fully vested and exercisable in connection with the transaction. If an award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a change in control, the award will terminate upon the change in control. In addition, in the event that an award is assumed or substituted in connection with a change in control and the holder is terminated without cause within 12 months following the change in control, such award will become fully vested.

  Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

        The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by the Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2015 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

  Plan Amendment and Termination

        Our Board of Directors may amend or terminate the 2015 Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the 2015 Plan or the individual award limits discussed above, reduces the price per share of any outstanding stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the 2015 Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No awards may be granted pursuant to the 2015 Plan after the tenth anniversary of the earlier of the date the 2015 Plan was adopted by the Board of Directors or the date on which the 2015 Plan was approved by our shareholders.

  Material U.S. Federal Income Tax Consequence

        The following is a brief description of the principal United States federal income tax consequences related to awards under the 2015 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

        Non-Qualified Stock Options.    For federal income tax purposes, if participants are granted NSOs under the 2015 Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NSOs, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

        Incentive Stock Options.    There is no taxable income to participants when participants are granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an "item of adjustment" for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option's exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

        ISOs exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a NSO, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

        Other Awards.    The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects, with our approval, to accelerate recognition as of the date of grant); RSUs, stock-based performance awards and other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

  Section 162(m) of the Code

        Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds

$1,000,000. It is possible that compensation attributable to awards under the 2015 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

        QPBC is disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more "outside directors," (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the material terms of the plan are disclosed to and approved by shareholders, (4) for stock options and SARs, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and SARs, established performance criteria that must be met before the award actually will vest or be paid, and (5) in the case of awards other than stock options and stock appreciation rights, the compensation committee has certified that the performance goals have been met prior to payment.

        The 2015 Plan is designed to permit the plan administrator to grant awards which may qualify as QPBC under Section 162(m); however, awards other than options and stock appreciation rights granted under the 2015 Plan will only be treated as QPBC under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). As one of the factors in its decisions regarding grants under and administration of the 2015 Plan, the plan administrator will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives' vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the plan administrator's control may also affect the deductibility of compensation. For these and other reasons, the plan administrator may make grants that do not qualify for the performance exception and our tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m).

  Section 409A of the Code

        Certain types of awards under the 2015 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2015 Plan and awards granted under the 2015 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2015 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

        Grants of awards under the 2015 Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2015 Plan.

        Certain tables below under the general heading "Executive Compensation," including the Summary Compensation Table, Grants of Plan-Based Awards table, Outstanding Equity Awards at Fiscal Year-End table, and Option Exercises and Stock Vested table set forth information with respect to prior awards granted to our individual named executive officers under the 2006 Plan.

Equity Award Grants Under the 2006 Plan

        The following table sets forth summary information concerning the number of shares of our common stock subject to awards granted under the 2006 Plan to our named executive officers and employees since the 2006 Plan's inception through March 31, 2015.

Name	Stock Option Grants (#)	Weighted Average Exercise Price ($)	Restricted Stock Awards (#)	Time-based Restricted Stock Units (#)	Performance-based Restricted Stock Units (#)
David H. Hannah	650,000	40.10	60,000	10,000	180,000
Gregg J. Mollins	390,000	38.29	25,000	30,800	123,200
Karla R. Lewis	350,000	37.26	15,000	18,400	51,600
James D. Hoffman	107,500	45.15	10,000	13,600	35,400
William K. Sales, Jr.	225,000	36.91	10,000	13,600	35,400
All current named executive officers as a group (5 persons)	1,722,500	39.01	120,000	86,400	425,600
Each associate of any such executive officer	—	—	—	—	—
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—	—	—	—
All employees, including all current officers who are not named executive officers, as a group	5,402,950	41.54	27,000	903,033	210,937

        As described above, the plan administrator has the discretion to grant awards under the 2015 Plan, and it is not possible to determine the amount of awards that will be granted in the future to participants under the 2015 Plan. However, the Company expects to continue granting annual equity awards.

Required Vote and Recommendation

        The Board of Directors believes that the 2015 Plan, which amends and restates the 2006 Plan in its entirety, will provide us with the continued ability to link participants' pay to our performance, and is a critical compensation component in our ability to attract, retain and motivate employees by aligning their interests with the interests of our shareholders.

        Approval of the 2015 Plan requires the affirmative vote of a majority of the Company's outstanding capital stock represented in person or by proxy and entitled to vote at the Annual Meeting. Your bank, broker or financial institution is not able to vote on your behalf regarding approval of the 2015 Plan unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet.

        The Board of Directors recommends that shareholders vote FOR approval of our 2015 Plan. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR approval of our 2015 Plan.

PROPOSAL NO. 4—ADVISORY VOTE ON THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. Our current policy is to provide our shareholders with an opportunity to approve the compensation of our named executive officers each year at the Annual Meeting of Shareholders. It is expected that the next advisory, non-binding vote to approve executive compensation will be held at the 2016 Annual Meeting.

        In voting on this proposal, the Board of Directors encourages you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis section, or CD&A, beginning on page 53. As discussed in detail in the CD&A, the Company's executive compensation program is a pay-for-performance program designed to align the interests of our executive officers with the interests of our shareholders by tying a substantial majority of our executives' incentive compensation directly to Company performance. Approximately 83% of our CEO's target level total direct compensation (comprised of base salary, annual non-equity incentive plan compensation and equity awards) and 69%, on average, of our other NEOs' target level total direct compensation in 2014, was subject to performance targets.

        Our performance-based compensation consists of our annual cash incentive awards and performance-based equity awards:

  •
  Annual cash awards can be earned only if actual return on beginning shareholders' equity (ROBE) exceeds pre-established targets that are based on our long-term objectives.

  •
  All of our performance-based equity awards vest after a three-year period only if the Company has achieved certain levels of return on assets and cumulative levels of operating income growth.

        We believe that our executive compensation program has been integral to our success, as described in more detail in the CD&A.

        While we strive for and believe that we have achieved outstanding performance within our industry over the long-term, the executive compensation program targets total direct compensation to approximate the market median for the peer group we use in making compensation decisions, which consists of other companies in our industry and companies of comparable size or complexity.

        None of the Company's officers, including the named executive officers, has an employment agreement, severance agreement, change of control/golden parachute agreement or similar agreement and therefore compensation and benefits are determined annually. The Company's compensation policy provides for NO guaranteed minimum bonuses or salary increases; NO tax gross ups for perquisites, change of control excise taxes or otherwise; NO repricing or replacement of stock options; and includes a clawback policy for cash and equity compensation. See "Key Executive Compensation Practices—What We Do" and "—What We Don't Do" on page 57 for a list of our key compensation practices.

        The Board of Directors recommends that shareholders vote FOR the following resolution:

    "RESOLVED, that the shareholders of Reliance Steel & Aluminum Co. approve, on an advisory basis, the compensation paid to Reliance Steel & Aluminum Co.'s named executive officers, as disclosed in the 2015 Proxy Statement pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the CD&A, the Summary Compensation Tables and other compensation tables and the accompanying footnotes and narratives and any related material."

        Because your vote is advisory, it will not be binding upon the Board. However, the Board values our shareholders' opinions and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of votes cast is required to approve this proposal. Your bank, broker or financial institution is not able to vote on your behalf to support the Company's executive compensation unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet.

        The Board of Directors recommends a vote FOR the advisory vote on compensation of the Company's named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the above resolution approving the compensation of our named executive officers.

 PROPOSAL NO. 5—SHAREHOLDER PROPOSAL

        The following proposal was submitted by John Chevedden, 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, who has represented to us that he has held for at least one year and currently holds not less than 50 shares of Reliance common stock. We are not responsible for the content of this proposal, which is set forth below exactly as it was provided to us. We understand that he intends to raise this shareholder proposal for a shareholder vote at the Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal.

Proposal 5—Independent Board Chairman

        Resolved: Shareholders request that the Board of Directors adopt a policy that the Chairman of our Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. Our board would have discretion to deal with existing agreements in implementing this proposal. This policy should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

        When our CEO is our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. This proposal topic, sponsored by Ray T. Chevedden, won 55% support at Sempra Energy, a major utility company.

        The Policy of the Council of Institutional Investors, whose members invest over $3 trillion, states: "The board should be chaired by an independent director." A 2012 report by GMI Ratings, "The Costs of a Combined Chair/CEO" found companies with an independent chair provide investors with 5-year shareholder returns nearly 28% higher than those with a combined Chair/CEO. The study also found corporations with a combined Chair/CEO are 86% more likely to register as "Aggressive" in their Accounting and Governance Risk (AGR®) model.

        This topic is particularly important to Reliance Steel shareholders because we may not have the best-qualified Lead Director in Douglas Hayes. Mr. Hayes had 17-years long-tenure. Such long-tenure is negatively related to director independence. And director independence is critical to the role of a Lead Director. Plus Mr. Hayes served on our audit and executive pay committees—where director independence is also a critical factor. And to compound matters Leslie Waite, with excessive 37-years long-tenure, also served on our audit and executive pay committees.

        Other long-tenured directors included Gregg Mollins (an inside director with 17-years) and Thomas Gimbel (an inside-related director with 15-years). GMI Ratings, an independent investment research firm, flagged our board as potentially entrenched due to the high number of long-serving directors.

        Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

        GMI said Reliance Steel had not adopted a full majority director election standard, limiting shareholder ability to hold directors accountable in uncontested elections. Unvested equity pay partially or fully accelerates upon CEO termination. Reliance Steel had not disclosed specific, quantifiable performance objectives for our CEO.

        GMI said multiple related party transactions and other potential conflicts of interest involving the company's board or senior managers should be reviewed in greater depth. The GMI Environmental, Social and Governance rating for Reliance Steel was D.

        Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value: [sic]

 Independent Board Chairman—Proposal 5

Board of Directors' Response To The Proposal

        The Board of Directors opposes Proposal No. 5 and recommends that you vote AGAINST it for the following reasons.

        Principally, the Board of Directors recommends rejecting the shareholder proposal because:

  •
  The Board has recently approved an executive leadership succession plan that will separate the roles of Chairman and Chief Executive Officer as of the date of the Annual Meeting and will result in the appointment of an independent, non-executive Chairman in July 2016. Thus, Proposal No. 5 is unnecessary.

  •
  Implementing the proposal would conflict with the Board approved executive leadership succession plan as it would prohibit David H. Hannah, our Chief Executive Officer since 1999, from becoming the Executive Chairman of the Company, depriving the Company and its shareholders of Mr. Hannah's leadership and experience.

  •
  By electing an independent Lead Director with enumerated powers and duties, the Board leadership structure already provides the independent leadership and oversight of management sought by the proponent. The Board has elected an independent Lead Director since 2004. In July 2012, the Board strengthened the role of the independent Lead Director so that his responsibilities include those duties the Board identified as best practices. Effective January 15, 2015, the independent members of the Board elected Mark V. Kaminski as the independent Lead Director. The Board will continue to have an independent Lead Director until July 2016 when an independent, non-executive Chairman will be appointed.

  •
  Implementing a policy recommended by the proposal would deprive the Board of important flexibility in determining the optimal manner in which to execute and fulfill its fiduciary obligations to shareholders, except in extraordinary circumstances such as the unexpected resignation of the Chairman.

        Implementing the shareholder proposal is unnecessary due to Reliance's recently announced executive leadership succession plan that will separate the roles of Chairman and Chief Executive Officer as of the date of the Annual Meeting and will result in the appointment of an independent, non-executive Chairman in July 2016.

        On March 2, 2015, Reliance announced that the Board of Directors approved an executive leadership succession plan. David H. Hannah, who has served as Reliance's CEO since 1999 and Chairman of the Board and CEO since 2007 and who has announced his desire to retire upon reaching age 65 in 2016, will transition from his role as CEO effective May 20, 2015 following the Annual Meeting. Gregg J. Mollins, who has served as President and Chief Operating Officer of Reliance since 2002 and as Executive Vice President and Chief Operating Officer of Reliance since 1995, will succeed Mr. Hannah as President and CEO at that time. Mr. Hannah will remain on the Board of Directors as Executive Chairman until July 2016 at which time he will be 65 and an independent, non-executive Chairman of the Board will be appointed.

        The Board believes that implementing the shareholder proposal is unnecessary as the recently announced executive leadership succession plan contemplates the transition to an independent, non-executive Chairman position in July 2016, less than sixteen months from the date of the Annual Meeting.

        Implementing the shareholder proposal would conflict with the Board's executive leadership succession plan as it would prohibit David H. Hannah, our Chief Executive Officer since 1999 and our Chairman and CEO since 2007, from serving as the Executive Chairman of the Company.

        The Board believes that introducing a policy requiring a non-executive, independent Chairman at this time would conflict with the Board's carefully planned executive leadership succession plan and would cause uncertainty, confusion and inefficiency in the planned board and management function and relations.

        The Board has determined that it is in the best interests of Reliance and its shareholders for Mr. Hannah to serve as Executive Chairman until July 2016 when he reaches age 65. The Board believes that Mr. Hannah's service in this role and his ongoing involvement in the Company's daily operations until his departure will assist in the transition of the role of CEO to Mr. Mollins. Under the leadership of Mr. Hannah as our CEO, our shareholders earned a total shareholder return (TSR) for the fifteen-year period ended December 31, 2014 of 516% compared to a TSR for the S&P 500 of 86% for the same period. In addition, during Mr. Hannah's tenure, Reliance has been named to the "Fortune 500" list; the Fortune list of "The World's Most Admired Companies"; Forbes list of "America's Best Managed Companies;" and the Forbes "Platinum 400 List of America's Best Big Companies."

        The policy recommended by the proposal would prohibit the Board's succession plan by imposing a requirement that Mr. Hannah not be permitted to serve as Chairman of the Board, depriving the Company and its shareholders of Mr. Hannah's leadership and experience.

        Implementing the Proposal's requirement to have an independent, non-executive Chairman prior to July 2016 is unnecessary because Reliance's Board leadership already provides and will continue to provide the independent leadership and oversight of management sought by the proponent.

        Our Board of Directors has taken affirmative steps to ensure accountability to shareholders and independent oversight of management.

        The independent directors annually elect an independent Lead Director and ensure that all standing committees of the Board are made up entirely of independent directors. The Company's Principles of Corporate Governance, enacted by the Board of Directors, require election of an independent Lead Director whenever the Chairman is not an independent director. Therefore, the Company is required to continue to appoint an independent Lead Director until July 2016 when an independent, non-executive Chairman of the Board will be appointed.

        The fundamental objective of the proposal is to require that an independent director lead the Board and oversee management. However, seven of Reliance's nine directors are independent as determined under NYSE rules, including Mr. Kaminski, the Board's independent Lead Director. Outlined below is further information about this position and the Board's additional mechanisms providing for independent oversight. These safeguards are designed to ensure that shareholders' long-term interests are protected and that the Board provides effective and independent oversight of management.

Role of Independent Lead Director.

        At such times when there is no independent Chairman of the Board, the independent Lead Director, among other things:

  •
  approves all meeting schedules and agendas for both the Board of Directors as a whole and the independent directors,

  •
  has authority to call meetings of the independent directors,

  •
  approves information sent to the Board,

  •
  facilitates communication between independent directors and management and between independent directors and the full Board,

  •
  if requested by a major shareholder, will be available for consultation and direct communication with such shareholder, and

  •
  presides at any meeting of the Board at which the Chairman is not present and at executive sessions of independent directors.

        A more detailed description of the role and responsibilities of the independent Lead Director can be found in the Principles of Corporate Governance posted on the Company's website.

Independent Oversight of Management by the Board.

        Additional mechanisms providing independent oversight of management by the Board include:

  •
  independent directors comprise seven of nine members of the Board and 100% of the Audit, Nominating and Governance and Compensation Committees;

  •
  Board and executive session agendas are approved by the independent Lead Director, who has unilateral authority to add agenda items;

  •
  committee chairs, all of whom are independent, approve agendas and materials for their committee meetings;

  •
  all directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate; and

  •
  independent directors regularly meet in executive session.

        The shareholder proposal deprives the Board of its flexibility to fulfill its fiduciary obligations and to conduct its business in what it believes to be the most efficient and effective manner.

        The Board has carefully considered its Board leadership structure in conjunction with its executive leadership succession planning, and concluded that the executive leadership succession plan announced on March 2, 2015 is in the best interests of Reliance and its shareholders. In the future, the Board could determine that it would be in the best interests for the Company and its shareholders to have a different Board leadership structure. Implementing the policy recommended by the shareholder proposal or any similar policy requiring a specific leadership structure would deprive the Board of its flexibility to fulfill its fiduciary obligations and to structure its executive leadership and conduct its business in what it believes to be the most efficient and effective manner. Directors remain accountable to the shareholders and are subject to election each year. We believe that it should be the Board's responsibility to determine whether the chief executive, an executive chairman or an independent director is the best candidate to serve as Chairman of the Board. Thus, the Board believes that it is important to retain the flexibility to adopt the most effective Board leadership structure as facts and circumstances warrant—not just in extraordinary circumstances such as the unexpected resignation of the Chairman. The importance of having this flexibility is exemplified by the present circumstances involving the transition of the CEO role from Mr. Hannah to Mr. Mollins which significantly impacted the Board's executive leadership succession plan announced on March 2, 2015.

        In summary, the Board believes that it is important to retain the flexibility to adopt the most effective Board leadership structure as facts and circumstances warrant. The Board believes that the policy recommended by the proponent is unnecessary and inconsistent with the recently announced executive leadership succession plan that will separate the roles of Chairman and Chief Executive Officer as of the date of the Annual Meeting and will result in the appointment of an independent, non-executive Chairman in July 2016. The Board believes that the Company's balanced and flexible corporate governance structure, including an independent Board and the election of an independent Lead Director (when there is no independent, non-executive Chairman) with comprehensive and meaningful duties, renders it both unnecessary and ill advised to implement a rigid policy requiring that the Chairman always be an independent director except in extraordinary circumstances such as the unexpected resignation of the Chairman. The Board believes that adopting such an inflexible policy would only limit the Board's ability to select the director it believes best suited to serve as Chairman, and is not in the best interests of the Company and its shareholders.

Required Vote and Recommendation

        The affirmative vote of a majority of votes cast is required to approve this proposal.

        The Board of Directors recommends a vote AGAINST the shareholder proposal to adopt a policy to separate the roles of CEO and Chairman. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy AGAINST this proposal.

 PROPOSAL NO. 6—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee selected, and the Board of Directors ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company for 2015. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm's audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

Audit Fees
2014	$3,210,000
2013	$3,031,000
Audit-Related Fees
2014	$5,000
2013	$—
Tax Fees
2014	$44,000
2013	$71,000
All Other Fees
2014	$—
2013	$—

        The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm's independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees were incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

        The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for 2015. KPMG LLP has served as the Company's independent registered public accounting firm since 2008. The Board of Directors ratified this selection. At the Annual Meeting, shareholders will be asked to ratify and approve this selection. We are not required to have the shareholders ratify the selection of KPMG LLP as our independent registered public accounting firm. Nevertheless we are doing so because we believe it is a good corporate practice. If the shareholders do not ratify the selection, the Audit

Committee will reconsider whether or not to retain KPMG LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

        A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The affirmative vote of a majority of votes cast is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015. Because the ratification of the appointment of KPMG LLP is considered a "routine" proposal, a broker holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on this proposal.

        The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2015. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2015.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah	63	Chairman and Chief Executive Officer
Gregg J. Mollins	60	President; Chief Operating Officer; Director
Karla R. Lewis	49	Executive Vice President; Chief Financial Officer
James D. Hoffman	56	Senior Vice President, Operations
Stephen P. Koch	48	Senior Vice President, Operations
William K. Sales, Jr.	58	Senior Vice President, Operations
Sarah J. Anderson(1)(2)(3)	64	Director
John G. Figueroa(2)(3)	52	Director
Thomas W. Gimbel(3)	63	Director
Douglas M. Hayes(1)(2)	71	Director
Mark V. Kaminski(1)(2)(3)(4)	59	Director
Andrew G. Sharkey, III(1)(2)(3)	68	Director
Leslie A. Waite(1)(2)	69	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Independent Lead Director for non-management and independent director meetings.

  Directors

        Sarah J. Anderson was appointed a director of Reliance in July 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm, including as an assurance and advisory services partner from 1987 to 2008. Ms. Anderson is a certified public accountant and is a member of the AICPA and the California Society of CPAs. Ms. Anderson was appointed by the Governor to the California Board of Accountancy for two four-year terms ending in 2015 and has served as president of the board. Ms. Anderson serves on the board of American States Water Company, a NYSE-listed public-company, which has three principal business units: water and electric service utility operations and contracted services for which Ms. Anderson serves as the chair of the audit committee, and served on the board and as audit committee chair of Kaiser Ventures LLC (the reorganized successor to Kaiser Steel Corporation that filed for bankruptcy protection in 1987) until May 2013 when the company's assets were transferred to a liquidating trust. Ms. Anderson serves on the audit committee of the Orange County Community Foundation and as a director of Pacific Symphony, a non-profit 501(c)(3) organization for which she served four years as chair of the board. Ms. Anderson serves as Chair of our Audit Committee and a member of our Compensation Committee and our Nominating and Governance Committee. The Board of Directors has determined that Ms. Anderson is an independent director and that she qualifies as an audit committee financial expert.

        Ms. Anderson brings extensive financial and accounting expertise and audit committee experience to our Board of Directors and Audit Committee. Ms. Anderson offers a high-level perspective of the Company's financial statements and her experience enables her to communicate well with both our internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. Ms. Anderson has an understanding of tax, audit procedures, financial reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and board member of two other public companies.

        John G. Figueroa was appointed a director of Reliance in October 2010. Since July 2014, Mr. Figueroa has been the chief executive officer of Genoa Healthcare, one of the leading behavioral health specialty pharmacy companies. Mr. Figueroa has served as chairman of the board of directors of Apria Healthcare Group Inc., one of the nation's leading home healthcare companies, since November 2012 and also served as the company's chief executive officer from November 2012 until January 2014. From January 2011 until June 2012, Mr. Figueroa served as the chief executive officer of Omnicare, Inc., which is a public company that is a leading provider of pharmaceuticals to seniors, and he also served on its board of directors. From 2006 to December 2010, Mr. Figueroa served as president of the U.S. Pharmaceutical Group of McKesson Corporation, the largest pharmaceuticals distributor in North America. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves as a member of our Nominating and Governance Committee and as the Chair of our Compensation Committee. The Board of Directors has determined that Mr. Figueroa is an independent director.

        Mr. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of the U.S. Pharmaceutical Group of McKesson, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. Mr. Figueroa's expertise allows him to assist management in increasing efficiency in and marketing for our distribution operations. Mr. Figueroa's experience in the healthcare industry and mergers and acquisitions provides a different perspective and increased diversity on the Board.

        Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006, except that until recently he served as Trustee of the Florence Neilan Trust, which for many years was one of Reliance's largest shareholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

        Mr. Gimbel is the great nephew of the Company's founder and the son of the Company's former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual shareholders, Mr. Gimbel provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500 company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel's background in information technology also allows him to offer the Board and management guidance regarding the Company's ERP and technology systems.

        David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

        As Chairman of the Board and Chief Executive Officer of the Company, Mr. Hannah provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has resulted in 59 acquisitions since our initial public offering in September 1994, which have enabled the Company to grow substantially. Mr. Hannah's financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah serves as chairman of the board of directors of the Metals Service Center Institute. Mr. Hannah is well respected within the metals service center industry, by investors and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and leads our management team. Since November 2014, Mr. Hannah has served as a director of Boise Cascade Company, a NYSE-listed public company, and also serves on its compensation committee and corporate governance and nominating committee.

        Douglas M. Hayes was appointed a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), where he was managing director of Investment Banking from 1986 to February 1997. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Thereafter he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California, and serves as its President. Mr. Hayes is also a director of Circor International, Inc., a NYSE-listed public company, for which he serves as chairman of the compensation committee and a member of the nominating and governance committee, and is a director of Thermark Holdings, Inc. and Cyber-Rain, Inc., both privately-held companies. Mr. Hayes serves as a member of our Audit Committee and our Compensation Committee, and served as our Lead Director from May 2004 to January 2015. The Board of Directors has determined that Mr. Hayes is an independent director.

        Mr. Hayes' investment banking background, including his service to Reliance, enables him to assist the Board and the Company through his combined knowledge of our Company, the capital markets and financing strategies. Mr. Hayes' experience with analysts and investors provides valuable perspective and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions. Because Mr. Hayes has had a long standing relationship with Reliance and has served on the Board of Directors for a significant period of time, he has a unique understanding and appreciation of the culture of our Company and our business strategies.

        Mark V. Kaminski was appointed a director of Reliance in November 2004. In January 2015 Mr. Kaminski was elected our Lead Director. Mr. Kaminski serves as a director, executive chairman and a member of the audit and compensation committees of Graniterock, a privately-held company that provides products to the construction industry, and during 2012 served as acting chief executive officer of Graniterock. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Mr. Kaminski also serves as a member of our Compensation Committee, Audit Committee and our Nominating and Governance Committee. From October 2010 to January 2015, Mr. Kaminski was the chairman of the Compensation Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

        Based on his experience as Executive Chairman of Graniterock and as president and chief executive officer of Commonwealth Industries Inc., where he grew sales from $240 million to $2.5 billion, Mr. Kaminski offers helpful suggestions and perspective in the management of the Company and its growth. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also able to provide guidance on improving and maintaining the Company's excellent operational efficiency and safety performance.

        Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

        Mr. Mollins has spent his entire career in the metals service center industry and has been exposed to every operational area of the business. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed extensive contacts in the metals service center industry and with mills and other suppliers. Mr. Mollins evaluates potential acquisitions and opportunities to expand existing operations from an operational perspective and has the skills and experience necessary to supervise the day-to-day operations of the Company. Mr. Mollins is actively involved in the integration of new acquisitions into the Company's culture, emphasizing the importance of the Company's key performance metrics and operational strategies.

        Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement effective October 2008. From 1978 to 1993, Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute), which represents the metal service center industry as well as steel suppliers and mills. Mr. Sharkey serves as the Chair of our Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. From February 2009 through December 2013, Mr. Sharkey also served as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a public company with securities listed on the NYSE MKT. The Board of Directors has determined that Mr. Sharkey is an independent director.

        Mr. Sharkey has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as familiarity with the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills' response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight into steel trade issues.

        Leslie A. Waite was appointed a director of Reliance in 1977. Mr. Waite is an investment advisor and partner of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). From April 2003 to January 2012, Mr. Waite was managing director and the senior portfolio manager of Lombardia Capital Partners LLC. Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite serves as a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Mr. Waite is an independent director.

        Mr. Waite provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to present. Mr. Waite's experience as a money manager and an investment advisor affords him a valuable investment industry perspective on what impacts the Company's stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite is attuned to investment opportunities from the perspective of an experienced investor. Mr. Waite has experienced firsthand the values that drive our Company and have enabled us to outperform our peers over a long period of time.

  Executive Officers

        In addition to Messrs. Hannah and Mollins, the following are other executive officers of Reliance:

        Karla R. Lewis, age 49, became Executive Vice President of Reliance in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

        James D. Hoffman, age 56, became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in 2006, having been a vice president of Earle M. Jorgensen Company since 1996.

        Stephen P. Koch, age 48, became Senior Vice President, Operations of Reliance in April 2010. From July 2007 until he joined Reliance, Mr. Koch had been president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

        William K. Sales, Jr., age 58, became Senior Vice President, Operations in February 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now DCO Management, LLC a subsidiary of Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

        Michael P. Shanley, age 57, was appointed Senior Vice President, Operations of Reliance effective April 1, 2015. From September 1, 2009 until he joined Reliance, Mr. Shanley was President of Liebovich Bros., Inc., a subsidiary of Reliance. Mr. Shanley was Vice President and General Manager of Hagerty Steel and Aluminum, a division of Liebovich Bros. from January 1, 2005 to September 1, 2009. Mr. Shanley joined Liebovich Bros. in 1978 and held various sales and management positions prior to 2005. Mr. Shanley has more than 36 years of metals service center industry experience.

        Sheldon U. Tenenbaum, age 69, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Mr. Tenenbaum has over 40 years of metals service center industry experience.

  Other Corporate Officers

        In addition, the following Reliance officers are expected to make significant contributions to our operations:

        Arthur Ajemyan, age 39, became the Vice President, Corporate Controller in May 2014, having been promoted from Corporate Controller, a position which he had held since August 2012. From 2005 to 2012, Mr. Ajemyan held various positions in the accounting and finance department at Reliance, including Group Controller and Director of Financial Reporting. Prior to joining Reliance in April 2005,

Mr. Ajemyan, a certified public accountant, held various professional staff and manager positions at PricewaterhouseCoopers, LLP from 1998 to 2005.

        Susan C. Borchers, age 53, became the Chief Information Officer of Reliance in March 2012. From December 1997 to February 2012, Mrs. Borchers was the director of information technology at Precision Strip, Inc., a subsidiary of the Company.

        Brenda Miyamoto, age 42, became Vice President, Corporate Initiatives in August 2012, having been promoted from Vice President and Corporate Controller, a position which she had held since May 2007. Prior to that time, Ms. Miyamoto served as Corporate Controller since January 2004 and Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

        Donna Newton, age 61, became Vice President, Benefits in May 2011, having served as Vice President, Human Resources since January 2002. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

        Donald J. Prebola, age 60, became Vice President, Human Resources in August 2011. Prior to his appointment, Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. since 1990.

        John Shatkus, age 54, became the Vice President, Internal Audit of Reliance in August 2012, having been promoted from Director, Internal Audit, a position which he had held since May 2005. Prior to joining Reliance, Mr. Shatkus was Audit Manager at Sempra Energy and held various management positions at Sempra Energy over a 20-year period, including Regulatory Affairs Manager and Accounting Manager. Mr. Shatkus is a certified public accountant.

        William A. Smith II, age 47, was appointed Vice President, General Counsel and Corporate Secretary of Reliance in May 2013. From August 2009 to May 2013, Mr. Smith served as Senior Vice President, Chief Legal Officer and Secretary of Metals USA Holdings Corp., a publicly traded metals service center business acquired by Reliance in April 2013. From June 2005 to August 2008, Mr. Smith served as Senior Vice President, General Counsel and Secretary at Cross Match Technologies, Inc. and also as Director of Corporate Development from September 2006 to August 2008. Prior to that, he was a partner in the Corporate and Securities Practice Group of the international law firm DLA Piper, where he practiced corporate law, including mergers and acquisitions.

        Silva Yeghyayan, age 47, became the Vice President, Tax of Reliance in August 2012, having been promoted from Director, Tax, a position which she had held since October 2005. Prior to joining Reliance, Ms. Yeghyayan, a certified public accountant, was a tax consultant from April 2004 until she joined Reliance, and she was Senior Tax Manager at Grant Thornton LLP from 2000 to 2004 and, from 1989 to 2000, held various professional staff and manager positions at Arthur Andersen LLP.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our executive compensation philosophy and program and how it applies to our executive officers, including our named executive officers identified below (whom we sometimes refer to collectively as our "NEOs").

Named Executive Officer	Title
David H. Hannah	Chairman and Chief Executive Officer
Gregg J. Mollins	President and Chief Operating Officer
Karla R. Lewis	Executive Vice President and Chief Financial Officer
James D. Hoffman	Senior Vice President, Operations
William K. Sales, Jr.	Senior Vice President, Operations

Executive Summary

        We manage our business with the long-term objective of creating and maximizing value for our shareholders. Our pay-for-performance philosophy is aligned with and supports this objective. By linking a substantial majority of our executive compensation to Company performance, our executive compensation program is designed to drive our financial and operating performance and deliver superior shareholder returns. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program.

        We believe that our executive compensation program has been integral to our ability to create and return value to our shareholders. The performance metrics embedded in our compensation program drive our executives to focus on maximizing profits to the best of their ability given market factors, while effectively managing the balance sheet and allocating capital to support further profitable growth of the Company. The management team has consistently grown the Company and produced industry-leading financial results through all types of operating environments.

        Although 2014 was a challenging year in our industry given historically high levels of imports, compounded by a strengthening U.S. dollar that pressured metals pricing, we achieved solid growth with record sales of $10.45 billion, up 13.3% from $9.22 billion in 2013, and net income of $371.5 million, up 15.5% from $321.6 million in 2013. We gained market share during the year with our same-store tons sold increasing 6.1% which significantly outpaced the 4.2% increase for the industry reported by the Metals Service Center Institute. Our strong cash flows allowed us to execute on our two pronged growth strategy in 2014, completing three acquisitions with a combined transaction value of $248.1 million and investing $190.4 million in capital expenditures. We believe that our continued investment in equipment and facilities has allowed us to gain market share.

        In addition to allocating a portion of our strong cash flow in 2014 for acquisitions and continued investment in equipment and facilities, we also used our cash flow to return value to our shareholders. We increased our cash dividend 6% in February 2014 and paid total cash dividends of $108.7 million in 2014, up 11.1% from 2013. We further increased our quarterly dividend by 14% in February 2015, supporting our confidence in continued strong cash flow. We extended our share repurchase plan in October 2014 and repurchased approximately $50 million of shares in October 2014, with further repurchases of approximately $191 million through April 9, 2015.

        Despite the Company's strong 2014 financial and operating results, which improved significantly compared to 2013, the Company's stock price, along with the stock price of most other metals and mining companies, declined during the fourth quarter of 2014. Our shareholders earned a total shareholder return (TSR) for the one, three, five and ten year periods ended December 31, 2014 of approximately (18)%, 33%, 52%, and 253%, respectively. The decline in our stock price in the fourth quarter of 2014 significantly impacted our TSR values, especially for the one year period. We believe our results and our stock price were negatively impacted by the cyclical nature of the metals service center industry, which was significantly pressured by global factors that depressed metals prices. We were also impacted by relatively flat year over year pricing, increased imports and declining raw material costs at the producer level. In addition, our stock price historically tends to track commodity prices, including the price of oil, which declined rapidly in the fourth quarter of 2014, and our stock price followed, ending the year at its lowest levels. Collectively, these prevailing conditions contributed to the decline in our stock price.

        The same factors that impacted our stock price also impacted executive compensation in 2014. Despite the Company's improved financial and operating results, management's annual cash incentive payments in 2014 did not increase as a percentage of base salary from 2013. These factors also affected our performance-based equity grants. Our 2012 performance-based equity grants, which had a three-year performance period ending on December 31, 2014, paid out below target levels. We believe that these events demonstrate the alignment of our pay practices with the interests of our shareholders.

Pay-for-Performance Philosophy

        Our executive compensation program is designed to reward executive officers for strong financial and operating performance, to attract and retain key executive talent and to align compensation with the long-term interests of our shareholders. The Compensation Committee evaluates performance by reviewing:

  •
  our operating and financial results, including performance against our executive compensation peer group and considering general economic factors that impact our industry; and

  •
  economic return to shareholders over time, both on an absolute basis and relative to other companies, including the S&P 500 and our executive compensation peer group.

In furtherance of our pay-for-performance philosophy, the Compensation Committee linked a substantial majority of our executives' total compensation directly to Company performance. Approximately 83% of our CEO's target level total direct compensation (comprised of base salary, annual non-equity incentive plan compensation and equity awards) and approximately 69%, on average, of our other NEOs' target level total direct compensation in 2014, was subject to performance targets. See page 63 for further discussion of our allocation of the elements of executive pay.

2014 Financial and Operating Results

        The following table highlights our financial and operating results in 2014 and 2013:

	2014	2013	% change
Sales	$10.45 billion	$9.22 billion	13.3%
Operating income	$617.4 million	$551.9 million	11.9%
Net income	$371.5 million	$321.6 million	15.5%
Cash flow from operations	$356.0 million	$633.3 million	(43.8)%
Earnings per diluted share	$4.73	$4.14	14.3%
Closing market price of stock at December 31	$61.27	$75.84	(19.2)%
Return on beginning shareholders' equity	10.0%	10.0%	—
Return on assets	8.4%	8.4%	—
Dividends paid per share	$1.40	$1.26	11.1%

        We used our strong cash generation in 2014 to continue to return value to our shareholders. We paid our shareholders regular quarterly dividends totaling $108.7 million in 2014. We have continued our strong record of returning value to shareholders, announcing a $0.40 per share quarterly dividend, an increase of 14% from 2014. Since 2012, the Company's quarterly dividend has nearly tripled.

        In addition to our dividend payments, we also seek to return value to our shareholders through share repurchases. On October 21, 2014, our Board of Directors extended our share repurchase plan to

December 31, 2017. In October 2014, we repurchased 759,800 shares of our common stock in open market transactions at an average cost of $65.80 per share totaling approximately $50.0 million. In 2015 through April 9, 2015, we have repurchased 3,280,251 shares of our common stock in open market transactions at an average cost per share of $58.08 for approximately $191 million. We did not repurchase any of our common stock in 2013 or 2012. Since initiating the share repurchase plan in 1994 we have purchased approximately 19.2 million shares at an average cost of $27.04 per share. As of March 31, 2015, we had authorization under the plan to purchase an additional 3,842,982 shares, or about 5% of current shares outstanding.

Relationship Between Pay and Performance

        A majority of our executive compensation is tied to our performance through annual cash incentive awards and long-term equity incentive awards. Sales and net income in 2014 increased 13.0% and 15.5%, respectively, compared to 2013. Despite our stronger overall financial performance in 2014 compared to 2013, payouts on our annual cash incentive plan (as a percentage of base salary) remained constant due to the emphasis on the ROBE performance target. Return on beginning shareholders' equity (calculated in accordance with the plan), or ROBE, was constant at 10% in 2014 and 2013, resulting in 2014 annual cash incentive plan payments at the same level as 2013.

        Overall, we were pleased with our strong financial performance and operational execution throughout 2014. We were disappointed, however, that our results did not translate into positive returns to our shareholders due in part to an increase in metal imports and declining raw material costs.

        2012 was the first year we introduced performance-based equity awards with a three-year performance period; results for the 2012 performance-based equity awards were determined in February 2015. Performance results for the 2012 ROA awards and the 2012 operating income CAGR awards were above the threshold but below the target: 48% of the target number of shares subject to ROA performance vested, and 41% of the target number of shares subject to operating income CAGR performance vested.

        Annual Cash Incentive Awards.    As in prior years, our NEOs participated in our annual cash incentive plan which pays out only if the Company achieves certain levels of ROBE. ROBE is calculated by dividing net income for the calendar year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the previous year. ROBE was again selected as the performance measure in the annual cash incentive plan because it represents the return on our shareholders' investments in the Company, emphasizes profitability, and measures how efficiently management uses capital. For 2014, each NEO had a target incentive award of 150% of base salary, which would be earned if the Company achieved ROBE of 13%. However, no NEO would receive a payout under the plan if ROBE was less than 6%. The maximum payout under the plan of 300% would be triggered if ROBE equals or exceeds 25%. For a discussion of the Company's historical ROBE achievement versus the minimum, target and maximum, see "Principal Components of Our Executive Compensation Program—Annual Cash Incentive Awards."

        ROBE in 2014 was 10.0%, consistent with 10.0% ROBE in 2013. This achievement resulted in each NEO receiving a payment under the annual cash incentive plan equal to 102% of his or her base salary, which is above the threshold but below the target, as was also the case in 2013.

        Every year, pursuant to the terms of the Corporate Officers Bonus Plan, the Compensation Committee evaluates the ROBE threshold, target and maximum against the Company's performance, changes in the economy and our long-term objectives to determine whether to make adjustments or continue using the same sliding scale ROBE performance targets.

        In 2014, the Compensation Committee again maintained the ROBE target at 13%. See "Allocation of Compensation Components" below for a discussion of the long-term objectives and historical averages used in selecting the target, including our historical performance over a 37 year period. The Compensation

Committee has used the same 13% ROBE performance target for the last five years. In 2014, the Compensation Committee again set the ROBE performance target to align with our historical performance. See "2015 Compensation Changes" below for a discussion of the Compensation Committee's decision to adjust the ROBE performance targets in 2015, which is the first time the Committee has adjusted the ROBE target since 2009. On balance, the Compensation Committee expects average payouts under the plan to approximate target levels over the course of a full business cycle.

        The following table illustrates the threshold, target and maximum performance levels under our annual cash incentive plan, compared with the actual ROBE achieved by the Company and how that has translated into actual pay-for-performance in each of the last five years, which represents a partial business cycle. For the metals industry, the last five years represent a slow recovery from the 2009 recession, with both demand and volume below the five year period prior to 2009. This is reflected below in actual results for the last five years being below target levels (except for 2012).

					Awards
	ROBE
					Target Award	Actual Payout
Year	Minimum	Target	Maximum	Actual(1)
					(as a percentage of base salary)
2014	6%	13%	25%	10.0%	150%	102%
2013	6%	13%	25%	10.0%	150%	102%
2012	6%	13%	25%	13.0%	150%	150%
2011	6%	13%	25%	12.5%	150%	142%
2010	6%	13%	25%	7.5%	100%	61	%(2)

(1)
Calculated in accordance with the plan.

(2)
Includes an additional discretionary bonus of 36% of the NEO's base salary recommended by the Compensation Committee and approved by the independent directors because of the disparity in total compensation for 2010 despite the improved performance of the Company in that year, resulting in total cash compensation received by the NEOs comparable to that received by comparable officers in the 2010 peer group.

        Long-Term Equity Incentive Awards.    In 2014, we granted our CEO long-term equity awards that are 100% performance-based. For NEOs other than the CEO, 80% of their long-term equity awards granted in 2014 were performance-based awards and 20% were time-vested awards. The allocation of performance-based and time-vested awards to the NEOs other than the CEO was designed to balance performance and retention objectives. Performance-based awards vest when the Company achieves a return on assets (ROA) performance target and an operating income cumulative growth (CAGR) target over the three-year performance period, balancing the ROBE focus of our annual cash incentive plan.

        We first introduced performance based awards in 2012 with a three-year performance period. Results for the performance-based equity awards granted in 2012 were determined in February 2015. Performance results for the 2012 ROA awards and the 2012 operating income CAGR awards were above the threshold but below the target: 48% of the target number of shares subject to ROA performance vested, and 41% of the target number of shares subject to operating income CAGR performance vested.

        At present, we believe the performance-based equity awards granted in 2013 and 2014 will generally produce payouts below target.

Key Executive Compensation Practices

What We Do:

✓
Strong pay-for-performance with approximately 83% of our CEO's and 69% of our other NEOs' target level total direct compensation tied to performance metrics (see discussion beginning on page 54).

✓
Target total direct compensation for our CEO to approximate the market median for our peer group when targeted performance levels are achieved (see page 65).

✓
Clawback policy for cash and equity compensation (see page 72).

✓
Stock ownership and retention requirements applicable to all executive officers, including our NEOs (see page 72).

✓
Stock ownership requirements applicable to our directors (see page 92).

✓
Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 72).

✓
All NEO performance-based equity awards have been tied to three-year performance targets since 2012 (see page 56).

✓
Broad and deep distribution of equity awards throughout management (see page 69).

✓
Limited perquisites (see page 71).

✓
Annual advisory vote to approve executive compensation (see page 38).

✓
Independent compensation committee (see page 64).

✓
Utilization of an independent compensation consultant to review and make recommendations with respect to executive compensation (see page 64).

✓
Independent Lead Director appointed annually (whenever the chairman is not an independent director) to enhance the effectiveness of the Board's oversight and governance and compensation practices (see page 91).

What We Don't Do:

X
No employment agreements, severance agreements, change of control/golden parachute agreements or other similar agreements with any executive officer.

X
No repricing or replacement of stock options.

X
No tax gross-ups for perquisites, change in control excise taxes or otherwise.

X
No dividends on unvested performance-based restricted stock units. Dividends accrue and are only paid upon the achievement of the applicable performance criteria.

X
No hedging by directors, officers or certain employees subject to our insider trading policy including the NEOs.

X
No pledging of shares by directors, officers or certain employees subject to our insider trading policy including the NEOs, except for one grandfathered pledging arrangement by a director.

Say on Pay

        In 2014, our shareholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our NEOs, strongly supporting our compensation policies with 99.4% of the votes cast in favor of such compensation. This supports the Compensation Committee's belief that the Company's pay-for-performance policy operates as it was designed to do, aligning the interests of our executive officers and shareholders and driving the NEOs' performance to enhance long-term shareholder value and achieve Company objectives. As a result, the Committee has not made any structural changes to the pay program for 2015. However, the Committee did make adjustments to the performance targets and mix of awards to balance the need to meet reasonably demanding performance objectives and to foster executive motivation and retention, as described below under "2015 Compensation Changes."

2015 Compensation Changes

        In February 2015, the Compensation Committee determined to make adjustments to the performance targets to align with the Company's current size and complexity, performance, changes in the economy, near-term headwinds in our industry, the desire to provide reasonably demanding performance goals while providing appropriate motivation and retention to our executives, and our long-term objectives.

        ROBE Target.    The Committee determined to change the ROBE target in its annual cash incentive awards to 10%, consistent with the 10% ROBE the Company achieved in 2013 and 2014. As noted above, the Committee has used a 13% ROBE target for the last five years, but the Company has achieved 13% ROBE in only one of those years, even though the Company's overall financial performance was at or near the median of its peer group and above companies in its industry. The Committee determined to keep the ROBE threshold and maximum at 6% and 25%, respectively.

        ROA and Operating Income CAGR Targets.    The Compensation Committee retained the ROA and operating income CAGR performance-award structure for the 2015 awards, but adjusted the threshold, target and maximum for ROA to 6%, 8%, and 13%, respectively, and also adjusted the target and maximum for operating income CAGR to 8% and 13%, respectively. Similar to the ROBE target, the Committee has used the same ROA and CAGR performance target for the last three performance cycles (2012-2014, 2013-2015 and 2014-2016), although the Company did not achieve the ROA target or the CAGR target upon vesting of the 2012 awards at the end of 2014 despite the Company's median performance relative to its peer group and industry leading performance.

        Increased Percentage of Time-Based Vesting RSUs.    Since we introduced our three-year performance-based awards in 2012, 100% of our CEO's equity awards, and 80% of our other NEOs' equity awards, were tied to three-year performance targets. In 2015, 80% of our current and incoming CEOs' equity awards and 60% of our other NEOs' equity awards will be tied to three-year performance targets (other than the awards for Mr. Hannah, which are tied to an eighteen-month performance period as a result of his expected retirement in July 2016). The Committee determined to increase the allocation of time-based restricted stock unit awards by 20% in order to enhance the retention objective of the long-term equity incentive awards. As previously disclosed, the Company recently announced an executive leadership succession plan. Since the Company does not maintain employment agreements with its senior executives and due to the executive leadership succession plan, the Committee determined that it needed to strengthen the retention aspects of the long-term equity awards to support this transition. The Committee also considered the difficulty in selecting three-year performance targets given the impact of metals pricing on the Company's financial results, which impact is outside of the control of the named executive officers. In making this determination, the Committee considered the expectation that target levels will generally not be achieved for the three-year performance awards granted in 2013 and 2014, as noted above.

        Taken together, we believe that these adjustments will further our objectives of pay for performance and retention which are fundamental principles of our executive compensation philosophy and the primary objectives of our executive compensation plan. These adjustments should also better align the NEOs' actual compensation with relative performance compared to the Company's peer group and long-term returns to its shareholders.

Overview of Our Executive Compensation Program

Compensation Program Objectives

        Our compensation program is designed and managed to align executive compensation with Company performance, to motivate our executives to deliver financial and operating results which create value for our shareholders and to attract and retain key executive talent. We believe it is important that our executive compensation program:

  •
  Aligns the interests of our executives with those of our shareholders.  We align the financial interests of our executive officers with the interests of our shareholders by tying a substantial majority of our executives' incentive compensation directly to Company performance. In addition, we have implemented significant stock ownership requirements for our NEOs to strengthen this alignment with investors' interests.

  •
  Promotes and maintains a performance and achievement-oriented culture.  A substantial majority of our NEOs' total direct compensation is tied directly to Company performance through our annual cash incentive awards and performance-based equity awards. We establish performance targets that are reasonably demanding for incentive awards earned, support our strategic and financial objectives and promote long-term shareholder value, without encouraging unnecessary or excessive risk taking.

  •
  Is competitive.  Our program is designed to attract, hire, retain and motivate talented and skilled executives. As such, we structure our overall direct compensation at target results to be competitive with the median compensation paid by companies who we may compete with for executive talent, including those in our peer group. While individual pay elements may vary from market medians, we aim to approximate total pay at median when performance targets are achieved.

        The Company enjoys a team-oriented corporate culture and rewards the entire team of executives and corporate officers for their collaborative effort that is reflected in the Company's performance. Attracting and retaining a team of outstanding executive officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which enhances shareholder value. In order to promote our team culture, the Compensation Committee considers internal pay equity when setting compensation levels for our executives. This team approach is best illustrated by our annual cash incentive award program in which all NEOs have the same target annual cash incentive award opportunity (150% of their respective base salaries) based on the same set of performance objectives. Moreover, equity awards for NEOs are also fairly comparable, with the exception of the CEO whose awards reflect his leadership and stewardship in setting the global business strategy that produces returns for shareholders.

Elements of Compensation

        A summary of the main elements of our executive compensation program is set forth below:

Element	Type	Description
Cash	Base salaries (see page 66)	• The only component of fixed cash compensation.
• Consistent with the design of our total compensation program, base salaries for our NEOs are slightly below the market median paid to comparable officers in our peer group.

Performance-based annual cash incentive awards (see page 66)

•

Awards could be earned based on the actual return on beginning shareholders' equity, or ROBE, relative to the targets established at the beginning of the year. Results under the plan can vary significantly and are consistent with the potential swings in our annual performance, which are heavily dependent on metals prices and global economic conditions.

•

The amount of the award was determined pursuant to a sliding scale, ranging from zero for results below threshold, to 38% of base salary for results at threshold, and up to a maximum of 300% of base salary, with a target of 150% of base salary.

• ROBE in 2014 was 10% which resulted in each NEO receiving a payment under the annual cash incentive plan equal to 102% of his or her base salary, which is above the threshold but below the target.
• Consistent with the design of our total compensation program, target and maximum incentive opportunities for our CEO approximate median opportunities available to chief executives in our peer group.
• Consistent with the design of our total compensation program, target and maximum opportunities for other NEOs are above median opportunities available to comparable officers in our peer group.

Element	Type	Description
Long-Term Equity Compensation	Restricted stock unit awards (see page 68)

•

In 2012, we determined to move away from grants of non-qualified stock options in favor of restricted stock units because restricted stock units are less dilutive and less expensive to both the Company and its shareholders.

•

In 2014, one hundred percent (100%) of our CEO's restricted stock unit awards were performance based. They only vest if the Company has achieved specific returns on assets and cumulative levels of operating income growth for the three year measurement period.

•

In 2014, eighty percent (80%) of the restricted stock unit awards of the NEOs other than the CEO were performance based and subject to the same performance objectives over the three-year period as the CEO. The remaining twenty percent (20%) of the restricted stock unit awards are dependent only on the NEOs' continued service for the three-year period.

•

In 2014, values of restricted stock unit awards for our NEOs were in the bottom quartile of the equity awards granted to comparable officers in our peer group in order to somewhat balance the above median incentive potential NEOs have under the Company's annual cash incentive plan.

•

Performance results for three year performance awards that vested on December 31, 2014 were above the threshold but below the target: 48% of the target number of 2012 RSUs subject to ROA performance vested, and 41% of the target number of 2012 RSUs subject to Operating Income CAGR performance vested.

Retirement or Deferred Compensation Benefits	Supplemental Executive Retirement Plan ("SERP") (see page 70)	• Mr. Hannah, Mr. Mollins, Mrs. Lewis and Mr. Sales are the only NEOs that participate in the SERP. • The SERP was frozen to new participants as of January 1, 2009.
• Benefit amount set to 38% of the average of the participant's highest five years of the last ten years of total cash compensation.

Element	Type	Description

•

In comparing the values of the SERP against the retirement benefits offered to similar executives at companies in our peer group, the Compensation Committee found that the values for NEOs who participate in the SERP approximate median retirement benefits compared to what they could receive if they participated in the programs of companies in our peer group.

	Deferred Compensation Plan (see page 71)	• Mr. Hoffman is the only NEO receiving Company contributions under the Deferred Compensation Plan at this time. Mr. Hoffman does not participate in the SERP.
• Provides supplemental retirement benefits to certain key employees.

•

In comparing the values of the Deferred Compensation Plan against the deferred compensation benefits offered to similar executives at companies in our peer group, the Compensation Committee found that the values for the NEO who participates in the Deferred Compensation Plan approximate median retirement benefits compared to what he could receive if he participated in the programs of companies in our peer group.

Other Benefits	Standard Benefits Widely Available to Employees (see page 71)	• Executive officers, including the NEOs, participate in benefit plans broadly available to all full-time employees, including health insurance and 401(k) plans.
• All non-union employees of the Company, including the NEOs, are eligible to participate in our Employee Stock Ownership Plan ("ESOP").

	Limited Perquisites (see page 71)	• No perquisites other than certain memberships for our NEOs to be used for business purposes.

Allocation of Compensation Components

        We compensate our executive officers by using a balanced and strategic combination of the elements described above, which combines elements that vary by:

  •
  type of compensation (fixed, variable and performance-based),

  •
  length of the performance period (annual and long-term), and

  •
  form of compensation (cash and equity).

        We believe this balanced mixture supports our compensation objectives and emphasizes pay-for-performance. The Committee has designed the overall program to ensure that a substantial majority of our executive compensation is at risk and weighted towards Company performance, annual and long-term incentives and stock price appreciation. Although a large portion of compensation is based upon performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The following chart illustrates the targeted allocation of the principal compensation components for our NEOs for 2014. The percentages reflect the amounts of 2014 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of restricted stock units granted in 2014.

Mix of Principal Compensation Components

Mix of Principal Compensation Components at Target Results

 How We Make Decisions Regarding Executive Compensation

Compensation Committee and Independent Directors

        The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program in concert with all of the Company's independent directors. Compensation for the NEOs is subject to final approval by the independent directors of the Board upon recommendation of the Compensation Committee.

        At the request of the independent directors, our CEO annually provides a review and evaluation of each of the executive officers, including the NEOs (other than himself), identifying accomplishments in the past year, achievement of objectives and results, executive development and objectives for the coming year. This information, along with other data including the Company's financial results and achievements, is reviewed and discussed by the Compensation Committee and the independent directors.

        The Compensation Committee incorporates the CEO's review into its analysis of the NEOs' total compensation and the appropriate mix and structure of the elements of the NEOs' total compensation. The Compensation Committee also reviews data provided by its independent compensation consultant and discusses that data with the CEO. Although the base salaries, annual cash incentive awards and long-term incentive awards are considered at different times during the year, the Compensation Committee analyzes the proposed total compensation package before making any recommendations regarding individual elements of compensation. The Compensation Committee formulates preliminary recommendations on the amount and type of compensation to be paid to the CEO and the other NEOs. The Compensation Committee then discusses with the CEO its preliminary recommendations with respect to the NEOs other than the CEO. The Compensation Committee then presents final recommendations to the independent directors in executive session. The independent directors make the final determination of the compensation to be paid to the CEO and the other NEOs.

Independent Compensation Consultant

        The Compensation Committee annually engages an independent compensation consultant to assist it in connection with the review and evaluation of the total compensation package provided to the NEOs and the individual elements of the package. In 2014, the Compensation Committee engaged Pay Governance LLC. Pay Governance reports directly to the Compensation Committee and neither it nor any of its affiliates provided any services to the Company, other than the services to the Compensation Committee with respect to executive officer compensation and the Nominating and Governance Committee with respect to biennial reviews of our director compensation, which the Board believes is consistent with the independence of the consultant. The Compensation Committee conducted an assessment of Pay Governance's independence, taking into account the factors specified in the NYSE listing standards and information provided by Pay Governance, and based on that assessment, determined that Pay Governance is independent.

Compensation Committee Review of Peer Group and Other Data

        When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee analyzes both the individual elements and the total compensation package for each of the NEOs.

        Together with its independent compensation consultant, the Compensation Committee reviews our financial statements and compares our financial results with those of the peer group (including Reliance stock performance) as well as general factors specifically impacting the metals industry, and compares compensation information for our NEOs with that available for comparable executive officers within the peer group. The combination of these analyses helps the Committee assess the reasonableness of its incentive plan goals, alignment of pay and performance and potential need for recalibration of its pay to incentive goals. In determining each executive's total compensation package, the Compensation Committee considers both qualitative and quantitative criteria, as well as the CEO's recommendations and performance evaluations and historical compensation records of the Company, but because a large portion of compensation is based upon performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The composition of the peer group is reviewed annually and periodically, when appropriate, the Compensation Committee revises the peer group in an effort to assure comparability of information.

        The Compensation Committee considers additional factors such as the Company's stock performance as compared with standard indices, such as the S&P 500. The Compensation Committee reviews the amount of equity awards and common stock actually held by each NEO, and recognizes that the NEOs are directly impacted by the Company's stock price and, accordingly, their interest in the Company's performance and the impact it has on the market value of the stock is closely aligned with that of the Company's shareholders.

Peer Group

        There are no public companies in the metals service center industry that are comparable to the Company in terms of size, complexity and performance. Accordingly, in considering executive compensation for 2014, as in prior years, the Compensation Committee and the independent compensation consultant used an identified peer group. The peer group may change from year to year, depending on the Company's growth (both organically and through acquisitions), changes in the economy and other events that might make any individual company more or less comparable to us.

        Our peer group consists of the twenty-five (25) public companies listed below. This peer group includes companies in the same or similar industries to Reliance and of comparable size in terms of revenues and/or stock market capitalization, industry and complexity, and we approximate the 45th percentile in terms of these metrics.

AGCO Corporation	General Cable Corporation	SPX Corporation
AK Steel Holding Corporation	Genuine Parts Company	Steel Dynamics, Inc.
Alcoa Inc.	Illinois Tool Works Inc.	Terex Corporation
Allegheny Technologies Incorporated	Ingersoll-Rand plc	The Timken Company
Arrow Electronics, Inc.	MRC Global Inc.	United States Steel Corporation
Commercial Metals Company	Navistar International Corporation	W.W. Grainger, Inc.
Cummins Inc.	Nucor Corporation	WESCO International, Inc.
Dover Corporation	PACCAR Inc.
Eaton Corporation plc	Parker-Hannifin Corporation

Analysis of 2014 Company and Peer Group Compensation

        At the time the compensation decisions were being made, the Compensation Committee extensively analyzed the Company's financial statements, and stock market data of the Company and the most current available peer group data. Consistent with the Company's philosophy of pay-for-performance, the Compensation Committee also considered the total direct compensation (base salary, annual cash incentive award and equity awards) and retirement plan benefits of the NEOs as compared to comparable officers in the peer group.

        Compared to the peer group:

  •
  the Company ranked at the 45th percentile for revenues in 2013 (the most recent full year information available);

  •
  the Company's revenue growth ranked at the 59th and 92nd percentiles for the five and one-year periods ended December 31, 2013;

  •
  the Company's return on beginning equity ranked at the 43rd percentile in 2013 and the 49th percentile over the five-year period ended December 31, 2013; and

  •
  the Company's return on total assets ranked at the 57th percentile in 2013 and 69th percentile for the five-year period ended December 31, 2013.

        The Compensation Committee, in collaboration with its independent compensation consultant and after completing its analysis, concluded in July 2014 that the CEO's total direct compensation in 2013 was approximately 20% below the market median of the chief executive officers in our peer group, equal to the market's 29th percentile. The Compensation Committee also found that, based on the information provided by the consultant, the target total direct compensation in 2013 for our other NEOs was in the competitive range, but still 5% below the market median, equal to the market's 40th percentile.

Internal Pay Equity

        The Compensation Committee broadly considers internal pay equity when setting compensation levels for our executives in order to foster a team culture among the executive officers. Our executive compensation program uses the same compensation components for our NEOs, with a few exceptions. Through 2014, our CEO received 100% of his long-term equity incentive award in performance-based restricted stock units while the other NEOs received 80% of their long-term equity incentive award in performance-based restricted stock units and the remaining 20% in time-based restricted stock units. Our annual cash incentive award program provides all NEOs with the same target annual cash incentive award opportunity of 150% of their respective base salaries based on identical performance objectives. Also, in 2014, each of our NEOs received a base salary adjustment of approximately 6% on average.

Principal Components of Our Executive Compensation Program

Base Salary

        The base salary payable to each of our NEOs is the minimum pay that an officer receives in any year. Base salaries reflect the individual skills, experience and roles and responsibilities of the executive officer within the Company. We do not have employment agreements with our executive officers. No executive officer has a minimum base salary or guaranteed salary increase.

        In July 2014, after review of base salaries of comparable officers at companies in our peer group and consultation with our independent compensation consultant, the Compensation Committee recommended and the independent directors approved base salary increases, averaging approximately 6% for each of the NEOs. Consistent with our historical pay practices, even after the adjustments, base salaries of our NEOs remained below the market median of salaries paid to comparable officers at companies in our peer group.

Annual Cash Incentive Awards

        For 2014, executive officers were eligible for performance-based cash incentive awards tied to the return on beginning shareholders' equity, or ROBE. In concert with the Company's compensation philosophy of overweighting performance-based pay, our NEOs have annual cash incentive opportunities that may result in higher cash payments than those for comparable officers within our peer group, but incentive awards are payable only if the Company meets demanding objectives. This has historically resulted in combined total cash compensation below the market median for our CEO compared to the chief executives of companies in our peer group, and approximating the market median for our other NEOs compared to comparable officers at companies in our peer group for meeting or exceeding the Company's target ROBE objective.

        Within the first 90 days of the calendar year, the Compensation Committee adopts a sliding scale to calculate the annual cash incentive award (up to a maximum of 300% of base salary) for the NEOs and other executive officers based on the actual ROBE, relative to the objectives established in the sliding scale at the beginning of each year. The Compensation Committee has used this sliding scale methodology to tie the compensation of the NEOs directly to the Company ROBE performance targets since 2008.

        ROBE was selected as the primary financial metric for calculating performance-based cash incentive awards because it represents the return on shareholders' investments in the Company, emphasizes profitability and measures how efficiently management is using capital. The Company's ROBE is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the immediately preceding year (as may be adjusted as a result of the issuance of new shares of the Company's common stock).

        For 2014, each NEO had a target award of 150% of base salary, which would be earned if ROBE were 13% (which was chosen as the target based on the Company's 37-year average ROBE, the historical ROBE results of the peer group, the Company's target incentive award opportunities and its competitive cash compensation when earning target pay out). No payment would be made if ROBE were less than 6%, historically the bottom quartile performance of our peer group. The maximum award would be triggered if ROBE equaled or exceeded 25%, which would be among our peer group's highest results based on their historical performance.

	ROBE	Percent of Base Salary
Threshold	6%	38%
Target	13%	150%
Maximum	≥25%	300%

        The same sliding scale and targets applied from 2010 to 2014. If the Company achieved a ROBE within the range of 6% and 25%, the percentage would be rounded to the nearest one-half percentage point and the incentive award would be adjusted accordingly. No award is payable if the ROBE is less than 6%.

        For 2014, ROBE calculated under the terms of the annual cash incentive plan was 10.0% compared to 10.0% for 2013, 13.0% for 2012, 12.5% for 2011 and 7.5% for 2010. Under the plan the NEOs received cash payments equal to 102% of their respective base salaries for 2014 and 2013, 150% for 2012, 142% for 2011 and 25% (discretionary bonus increased the payout to 61%) for 2010. In each of those years, the sliding scale remained the same, including the target ROBE of 13%.

        Furthermore, when analyzing the continued reasonableness of the Company's annual cash incentive plan, especially its maximum incentive awards and resulting cash compensation levels, the Committee found the plan supported its pay-for-performance principles in 2014. Maximum bonuses produce cash compensation levels equal to the peers' 90th percentiles. However, these pay levels are hypothetical and would only be supported by ROBE of at least 25%, which would have exceeded or approximated the peers' 90th percentile results for the past year as well as the prior three, five, seven and ten years. In other words, management can earn exceptional levels of pay at maximum results, but the Company and the Committee expects exceptional results in order for the NEOs to earn those rewards.

        When originally developing the sliding scale for incentive cash awards, the Compensation Committee determined that the Company's average return on beginning shareholders' equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Given the impact of the economic downturn on the Company's performance in 2008, the average rate of return and the median return for the period from 2009 to 2013 fell to 9.8% and 10.0%, respectively. The Committee reviewed the ROBE sliding scale in February 2015, with the assistance of Pay Governance, and determined to change the ROBE target to 10% for 2015 in part to reflect the current economic environment, specific factors impacting the metals industry and the current size and complexity of the Company. See "2015 Compensation Changes" above.

        Before adopting the sliding scale again for 2014, the Compensation Committee reviewed the Company's past practices and results. ROBE has varied from a low of 1.4% to a high of 32.6% during the period from 1978 to 2014. In only four years (1979, 2004, 2005, 2006) in that period has the Company met or exceeded the 25% ROBE rate of return, which the Compensation Committee has determined is required for the NEOs to achieve the maximum incentive awards equal to 300% of their respective base salaries.

Year	ROBE(1)	Incentive Award as a Percentage of Base Salary		Incentive Level Achieved
2010	7.5%	61	%(2)	Threshold
2011	12.5%	142%		Threshold
2012	13.0%	150%		Target
2013	10.0%	102%		Threshold
2014	10.0%	102%		Threshold

(1)
Calculated in accordance with the plan.

(2)
Includes an additional discretionary bonus of 36% of the NEO's base salary that was recommended by the Compensation Committee and approved by the independent directors because of the disparity in total compensation for 2010 despite the improved performance of the Company in that year, so that the total cash compensation received by the NEOs was comparable to that received by comparable officers in the 2010 Peer Group.

        This variation in the incentive award amounts demonstrates that the NEOs' compensation is directly reflective of the Company's performance and the return on shareholders' investment.

        The Compensation Committee believes that the sliding scale adopted for calculating NEO incentive awards for 2014 and prior years appropriately reflected the Company's performance throughout the business cycle and compensated the NEOs accordingly.

        As noted above, the Compensation Committee retained the ROBE sliding scale for the Company's 2015 annual cash incentive plan, but lowered the target 10%, in part to reflect the current economic environment, specific factors impacting the metals industry and the current size and complexity of the Company. See "2015 Compensation Changes" above.

Long-Term Equity Incentive Compensation

        Our named executive officers are granted equity awards under our Amended and Restated Stock Option and Restricted Stock Plan (the "2006 Plan"), which was approved by our shareholders. Proposal No. 3 is seeking your approval to amend and restate the 2006 Plan. See "Proposal No. 3—Approval of the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan." The 2006 Plan is intended to provide an additional element of executive compensation that closely aligns the officers' interests with shareholders' interests in the Company's stock performance. In addition, the long-term nature of these benefits is intended to encourage the officers to remain with the Company and to increase shareholder value. The Compensation Committee recommends grants of equity awards for named executive officers, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our CEO with respect to any grants of equity awards to the other NEOs and other executive officers, as well as to corporate officers and other key employees.

        In making its recommendations to the independent directors, the Compensation Committee considers the position of the NEO, his or her importance to the Company's results and operations, his or her individual performance, the equity awards previously granted to that individual, the terms and market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related expense as a percentage of pre-tax income.

        In 2012, the Company began granting to its NEOs restricted stock units with cliff vesting after three years if the Company achieved certain performance or service objectives. The reasons for the change from prior years were:

  •
  to limit dilution to shareholders;

  •
  to tie equity awards to the achievement of long-term financial objectives;

  •
  to balance the Company's annual cash incentive award based on the ROBE with two different performance metrics;

  •
  to limit excessive risk taking by executive officers; and

  •
  to reduce the costs to the Company for its long-term incentive program.

        There are three categories of awards—those based on an average return on assets, those based on cumulative operating income growth and those based on continued service to the Company. In the 2012-2014 grants, one hundred percent (100%) of our CEO's restricted stock unit awards and eighty percent (80%) of the other NEOs' restricted stock unit awards will vest if, after a three-year period, the Company has achieved specified performance objectives. The remaining twenty percent (20%) of the restricted stock unit awards of the NEOs other than the CEO are dependent only on their continued service for a three-year period. The Committee determined to use this allocation of performance-based and time-vested awards for the other NEOs to balance performance and retention objectives. The restricted stock units will be forfeited if the objectives are not met, the individual voluntarily leaves the Company or is terminated for cause. The change to restricted stock unit awards has significantly reduced the number of shares issued as a result of these awards, as well as the expense to the Company from stock options. As a result, both the share usage and the related expense are in the bottom quartile when compared with the Company's peer group.

        The number of restricted stock units granted to any executive may vary from year to year depending on the executive's performance and responsibility.

        In March 2015, the Compensation Committee recommended and the independent directors approved the grant of 557,760 restricted stock units, of which 37% were granted to the CEO and other NEOs. The independent directors approved awards of 349,380 restricted stock units in March 2014, of which 30% were awarded to the CEO and other NEOs. The increase in the number of restricted stock units granted was somewhat due to the Company's lower stock price. The low percentage allocation to the NEOs was by design as the Committee did not want to concentrate long-term equity awards amongst a few officers at the top of the Company and wanted to strengthen the alignment between shareholders and executives outside of the NEO group. Each restricted stock unit consists of the right to receive one share of common stock of the Company and dividend equivalents equal to the accrued cash or stock dividends where the record date for such dividends is after the grant date but before the shares are vested. The performance-based restricted stock units have a cliff vesting of three years and performance criteria based on the average of the Company's annual return on assets ("ROA") over the three-year performance period (other than the awards for Mr. Hannah, which are tied to an eighteen-month performance period as a result of his expected retirement in July 2016), the compound annual growth rate of the Company's operating income ("CAGR") over the performance period and the continuing employment and service of the recipient.

        The Company must achieve the following objectives for the stated percent of performance-based restricted stock units granted in 2014 subject to the specified goal to vest at the end of three years:

Levels	Percent of RSUs Vesting	ROA Objectives	Operating Income CAGR
Threshold	25%	8%	3%
Target	100%	13%	10%
Maximum	200%	18%	17%

        ROA for the performance period is calculated as the average of the annual ROA (operating income for the year divided by the average total assets for the year) for each of the three years in the performance period, rounded to the nearest half percent. In the 18-year period from 1997 through 2014, the Company has achieved the Threshold ROA but less than the Target ROA twelve times, the Target ROA but less than the Maximum ROA two times and an ROA equal to or exceeding the Maximum ROA three times, and it has achieved an ROA less than the Threshold ROA one time. These results demonstrate that the goals were quite demanding at the time they were established.

        CAGR for the performance period is calculated as the compound annual growth rate of the Company's operating income over the three-year performance period. In the 17-year period from 1998 through 2014, the Company has achieved the Threshold CAGR but less than the Target CAGR two times, the Target CAGR but less than the Maximum CAGR 0 times and a CAGR equal to or exceeding the Maximum CAGR ten times, and it has achieved an operating income CAGR less than the Threshold CAGR five times. The Compensation Committee retained the ROA and operating income CAGR performance-award structure for 2015, but adjusted the threshold, target and maximum for ROA to 6%, 8%, and 13%, respectively, and lowered the target and maximum for the operating income CAGR to 8% and 13%, respectively. See "2015 Compensation Changes" above. These changes were intended to balance the need to achieve exceptional results from a shareholders' perspective with the need to be reasonably achievable from a participant's view.

        Results for the performance-based equity awards granted in 2012 were determined in February 2015. Performance results for 2012 ROA awards and operating income CAGR awards were above the threshold but below the target: 48% of the target number of 2012 RSUs subject to ROA performance vested, and 41% of the target number of shares subject to operating income CAGR performance vested.

        At present, we believe the performance-based equity awards granted in 2013 and 2014 will generally produce payouts below target.

        Our restricted stock units have a double trigger feature in the event of a change of control of the Company. In other words, the vesting of the units is only accelerated in the event that there is a change of control of the Company and the NEO's employment is terminated or substantially diminished.

SERP and Deferred Compensation Plan

        SERP.    In 1996, the Company adopted a SERP to provide post-retirement benefits to certain of our executive officers and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual's retirement plan investments from the Company to the participants. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant's highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the Reliance Steel & Aluminum Co. Master 401(k) Plan (the "401(k) Plan") and ESOP plan as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant. Mr. Hannah, Mr. Mollins, Mrs. Lewis and Mr. Sales are the only NEOs that participate in the SERP. Mr. Hoffman is not a participant in the SERP.

        Deferred Compensation Plan.    We also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them and to provide supplemental retirement benefits to certain key employees. The Deferred Compensation Plan does not provide for any minimum rate of return. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and now he participates in the Reliance Deferred Compensation Plan. In addition, as a former employee of Earle M. Jorgensen Company ("EMJ"), Mr. Hoffman is entitled to receive 3,313 phantom shares of the Company's common stock under the Earle M. Jorgensen Company Supplemental Stock Bonus Plan. The Deferred Compensation Plan was amended and restated in 2015 to allow all corporate officers and subsidiary officers to participate. Mr. Hoffman is the only NEO receiving Company contributions under the Deferred Compensation Plan at this time.

        The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of each of the NEO's total compensation. In comparing the values of the SERP and Deferred Compensation Plan against the retirement benefits offered at companies in the Company's peer group, the Compensation Committee found that the values of these benefits are competitive for the NEOs.

Other Benefits

        Limited Perquisites.    The Company provides no perquisites other than certain memberships for our NEOs to be used for business purposes.

        Other Benefits.    Other than the SERP and deferred compensation plans described above, the NEOs participate in the Company's health, welfare, retirement and other plans on the same basis as these benefits are generally available to all eligible employees.

Additional Information

No Employment Agreements

        None of our officers, including the NEOs, has an employment agreement, severance agreement, change of control agreement or other similar agreement. We have been successful in attracting and retaining an experienced and effective management team without the use of such agreements. Most of our executives have been with Reliance for many years and have built their careers at Reliance. On average, our NEOs have more than 21 years' tenure with Reliance and over 31 years of industry experience.

Stock Ownership Requirements

        Our stock ownership policy requires our NEOs to own shares of our common stock equal in value to a multiple of their respective annual base salaries within five years from the date of appointment, as set forth below:

Role	Value of Common Stock Required to be Owned	Value of Common Stock Held at 1/31/15 ($)	Multiple of Base Pay
CEO	5 times annual base salary	9,426,600	8.9x
COO	4 times annual base salary	8,572,707	12.0x
CFO	3 times annual base salary	2,219,441	4.2x
All other NEOs	2.25 times annual base salary	3,445,527	3.6x

        All of the NEOs either are in compliance with these stock ownership requirements or are on their way to becoming compliant. See the "Securities Ownership of Certain Beneficial Owners and Management" table below for the current stock ownership of our directors and executive officers, including the NEOs.

Stock Retention Requirements

        To reinforce an executive's commitment to achieving their stock ownership guideline, the Compensation Committee has adopted a policy that all executive officers are required to retain shares of stock received through the vesting of equity awards until the officer has met the minimum stock ownership requirements. However, the officer may sell shares to cover the amount of taxes payable at the time the equity awards vest or are exercised.

Clawback Policy

        The Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires NEOs to re-pay to the Company all or a portion of the incentive cash award or restricted stock units awarded to the officer if the basis for the award adversely changed as a result of a restatement of the Company's financial statements or any other material change in the factors underlying the performance criteria.

Change in Control

        We do not have individual employment agreements that provide change in control or severance benefits. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan. For Company contributions under the Deferred Compensation Plan, the participants become 100% vested upon a change in control. The restricted stock units provide that upon a change in control and termination of his or her employment that is involuntary or voluntary with good reason (double trigger), the restricted stock units will become vested by prorating the number of such restricted stock units as if the performance period ended on the date of the termination.

Hedging and Pledging Policies

        In January 2015, our Board of Directors adopted a new insider trading policy which contains provisions restricting the hedging and pledging of our securities by our directors, officers and certain employees.

        Hedging Policy.    Directors, officers and employees subject to the Company's quarterly trading blackout under our insider trading policy are prohibited from engaging in hedging or monetization transactions of Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

        Pledging Policy.    Directors, executive officers and employees subject to the Company's quarterly trading blackout under our insider trading policy are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for loans, except for securities pledged as of the effective date of the policy. Such "grandfathered" securities consist of one pledging arrangement by a director which may continue to be pledged until released pursuant to the relevant pledge arrangements.

Tax and Accounting Considerations

        From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company's chief executive officer and certain other named executives. The $1 million deduction limit generally does not apply to compensation that is performance-based compensation and is provided under a shareholder-approved plan. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, the Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of the Company and its shareholders even if the award is not deductible for tax purposes.

        Under our annual cash incentive plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our annual cash incentive plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of the Company and our shareholders. The Compensation Committee did not approve the payment of any discretionary bonus amounts for 2014.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

        This report is submitted on behalf of the members of the Compensation Committee.

Date: April 10, 2015

Sarah J. Anderson	John G. Figueroa, Chair	Douglas M. Hayes
Mark V. Kaminski	Andrew G. Sharkey, III	Leslie A. Waite

EXECUTIVE COMPENSATION

        The following table summarizes certain information concerning the compensation that we paid for the years 2014, 2013 and 2012 to our named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David H. Hannah	2014	1,055,000	—	3,557,500	—	1,101,600	1,682,960	49,702	7,446,762
Chairman and Chief	2013	1,015,000	—	3,286,500	—	1,050,600	76,222	61,020	5,489,342
Executive Officer	2012	925,000	—	2,296,800	—	1,500,000	1,408,489	51,914	6,182,203
Gregg J. Mollins	2014	712,500	—	1,423,000	—	744,600	1,244,528	28,002	4,152,630
President and Chief	2013	685,000	—	1,314,600	—	708,900	—	32,880	2,741,380
Operating Officer	2012	637,500	—	1,148,400	—	1,012,500	867,187	29,014	3,694,601
Karla R. Lewis	2014	532,500	—	1,138,400	—	561,000	694,275	21,702	2,947,877
Executive Vice	2013	507,500	—	1,051,680	—	525,300	—	24,750	2,109,230
President and Chief	2012	475,000	—	918,720	—	750,000	428,910	22,414	2,595,044
Financial Officer
James D. Hoffman	2014	482,000	—	711,500	—	510,000	—	218,902	1,922,402
Senior Vice	2013	457,000	—	657,300	—	473,280	—	221,000	1,808,580
President,	2012	425,000	—	574,200	—	675,000	—	219,314	1,893,514
Operations
William K. Sales, Jr.	2014	482,000	—	711,500	—	510,000	762,826	18,902	2,485,228
Senior Vice	2013	457,000	—	657,300	—	473,280	26,791	21,000	1,635,371
President,	2012	425,000	—	574,200	—	675,000	540,403	19,314	2,233,917
Operations

(1)
The amounts in this column reflect the grant date fair value of the target number of restricted stock units awarded in 2012, 2013 and 2014. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification") and pursuant to the Company's equity compensation plans by multiplying the closing price of the Company's common stock on the grant date by the number of restricted stock units or the target number of restricted stock units awarded to each officer. Results for the performance-based equity awards granted in 2012 were determined in February 2015. Performance results for the 2012 ROA awards and the 2012 operating income CAGR awards were above the threshold but below the target: 48% of the target number of shares subject to ROA performance vested, and 41% of the target number of shares subject to operating income CAGR performance vested. At present, we believe the performance-based equity award granted in 2013 and 2014 will generally produce payouts below target.

(2)
The amounts shown represent payments under the Company's annual cash incentive plan. See "Annual Cash Incentive Awards" on page 66.

(3)
The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2014. The change in the pension value in

  2012 and 2013 was primarily due to decreases in the discount rate used for the calculation for each of the years. The following summarizes the total change in pension value in 2014 due to the change in the discount rate and other factors:

Name	Change in Pension Value Due to Change in Discount Rate ($)	Change in Pension Value— All Other ($)	Total Change in Pension Value ($)
David H. Hannah	233,627	1,449,333	1,682,960
Gregg J. Mollins	351,066	893,462	1,244,528
Karla R. Lewis	388,579	305,696	694,275
William K. Sales, Jr.	248,845	513,981	762,826
(4)
The 2014 all other compensation amounts are comprised of the following:

Name	401(k) Match Contributions ($)	ESOP Contributions ($)	Company Contribution to Deferred Compensation Plan ($)	Dividend Equivalents on Restricted Stock ($)	All Other Compensation ($)
David H. Hannah	7,800	5,502	—	36,400	49,702
Gregg J. Mollins	7,800	5,502	—	14,700	28,002
Karla R. Lewis	7,800	5,502	—	8,400	21,702
James D. Hoffman	7,800	5,502	200,000	5,600	218,902
William K. Sales, Jr.	7,800	5,502	—	5,600	18,902

 Grants of Plan Based Awards

        The Company currently has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan, which is our annual cash incentive plan, and the 2006 Plan. The following table sets forth plan-based awards granted to the executive officers named above during 2014:

											Grant Date Fair Value of Stock and Option Awards ($)(4)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Plan Awards(2)					Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David H. Hannah	3/25/2014	410,400	1,620,000	3,240,000	12,500	50,000	100,000	—	—	—	3,557,500
Gregg J. Mollins	3/25/2014	277,400	1,095,000	2,190,000	4,000	16,000	32,000	4,000	—	—	1,423,000
Karla R. Lewis	3/25/2014	209,000	825,000	1,650,000	3,200	12,800	25,600	3,200	—	—	1,138,400
James D. Hoffman	3/25/2014	190,000	750,000	1,500,000	2,000	8,000	16,000	2,000	—	—	711,500
William K. Sales, Jr.	3/25/2014	190,000	750,000	1,500,000	2,000	8,000	16,000	2,000	—	—	711,500

(1)
Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2014 under the annual cash incentive plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the annual cash incentive plan. The award amount is a percent of the named executive officer's year-end salary, with the percent based upon the threshold, target and maximum targets. In order to receive any award, the return on beginning shareholders' equity must be at least 6%, which results in an award of 38% of the named executive officer's current year base salary. The 2014 target amount is based on a return on beginning shareholders' equity of 13%, which is based on the Company's long-term average return on beginning shareholders' equity, and results in an award of 150% of the named executive officer's base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer's current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how the awards would be calculated under the plan if the specified levels of return on beginning shareholders' equity were achieved. Return of beginning shareholders' equity, as calculated in accordance with the Corporate Officers Bonus Plan, for 2014 was 10% which was above the threshold but below the target and resulted in a payout under the plan equal to 102% of each participant's annual base salary.

(2)
Reflects the threshold, target and maximum number of shares of common stock of the Company which will vest in December 2016 for the restricted stock units granted in March 2014 if the Company has achieved certain ROA and operating income CAGR performance goals determined in accordance with the terms of those awards. Of the 94,800 performance awards granted to the NEOs, which represents the target number of shares, 75% will vest based on the achievement of a ROA performance goal, while the remaining 25% will vest based on the achievement of an operating income CAGR performance objective. The number of shares of common stock of the Company which will vest in December 2016 for the restricted stock units granted in March 2014 will range from 0% to 200% of the target amount. At present, we believe the performance-based equity awards granted in 2014 will generally produce payouts below target.

(3)
Represents the number of shares underlying time-based restricted stock units awarded to each named executive officer in March 2014, which will vest if the named executive officer continues to be employed by the Company until December 31, 2016. In 2014, our CEO did not receive any time-based restricted stock units.

(4)
The amounts in this column reflect the fair value of $71.15 per share of the target number of restricted stock units awarded in 2014. These values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's Stock Plan. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

 Option Exercises and Stock Vested

        The following table sets forth information for the named executive officers with regard to the aggregate equity awards exercised during 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David H. Hannah	100,000	1,425,886	12,000	820,240
Gregg J. Mollins	25,000	602,562	9,000	586,510
Karla R. Lewis	—	—	6,200	400,619
James D. Hoffman	31,250	980,380	4,000	258,910
William K. Sales, Jr.	—	—	4,000	258,910

(1)
The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

(2)
The amounts are based on the closing price of the Company's common stock on the date that the restricted shares became vested.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth outstanding equity awards held by the named executive officers at December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David H. Hannah	100,000	—	—	42.81	2/23/2017	145,000	7,352,400	—	—
	75,000	25,000	—	55.73	2/23/2018	—	—	—	—
Gregg J. Mollins	—	12,500	—	55.73	2/23/2018	60,500	2,940,960	—	—
Karla R. Lewis	40,000	—	—	56.80	2/26/2015	46,500	2,236,355	—	—
	20,000	—	—	33.70	4/27/2016	—	—	—	—
	40,000	—	—	42.81	2/23/2017	—	—	—	—
	30,000	10,000	—	55.73	2/23/2018	—	—	—	—
James D. Hoffman	6,250	6,250	—	55.73	2/23/2018	29,250	1,409,210	—	—
William K. Sales, Jr.	25,000	—	—	56.80	2/26/2015	29,250	1,409,210	—	—
	25,000	—	—	33.70	4/27/2016	—	—	—	—
	25,000	—	—	42.81	2/23/2017	—	—	—	—
	18,750	6,250	—	55.73	2/23/2018	—	—	—	—

(1)
The table below shows the vesting schedule for all unexercisable options and unvested restricted stock.

	Vesting Schedule for Unvested Options and Restricted Stock
Name	Grant Date		2015	2016
David H. Hannah	7/26/2010	(B)	4,000	—
	2/23/2011	(A)	25,000	—
	8/8/2011	(B)	8,000	8,000
	2/26/2013	(B)	50,000	—
	3/25/2014	(B)	—	50,000
Gregg J. Mollins	7/26/2010	(B)	2,000	—
	2/23/2011	(A)	12,500	—
	8/8/2011	(B)	3,000	3,000
	2/26/2013	(B)	20,000	—
	3/25/2014	(B)	—	20,000
Karla R. Lewis	7/26/2010	(B)	1,500	—
	2/23/2011	(A)	10,000	—
	8/8/2011	(B)	1,500	1,500
	2/26/2013	(B)	16,000	—
	3/25/2014	(B)	—	16,000
James D. Hoffman	7/26/2010	(B)	1,000	—
	2/23/2011	(A)	6,250	—
	8/8/2011	(B)	1,000	1,000
	2/26/2013	(B)	10,000	—
	3/25/2014	(B)	—	10,000
William K. Sales, Jr.	7/26/2010	(B)	1,000	—
	2/23/2011	(A)	6,250	—
	8/8/2011	(B)	1,000	1,000
	2/26/2013	(B)	10,000	—
	3/25/2014	(B)	—	10,000

(A)
Unvested stock option award.

(B)
Unvested restricted stock award and restricted stock units.

Pension Benefits

        The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, is as follows:

Name(1)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During 2014 ($)
David H. Hannah	Supplemental Executive Retirement Plan	34	11,102,907	—
Gregg J. Mollins	Supplemental Executive Retirement Plan	28	6,780,249	—
Karla R. Lewis	Supplemental Executive Retirement Plan	23	2,483,785	—
William K. Sales, Jr.	Supplemental Executive Retirement Plan	17	3,469,186	—

(1)
James D. Hoffman is not a participant in the SERP.

        Reliance adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee. Named executive officers who participate in the SERP do not receive contributions from the Company under the Deferred Compensation Plan.

 Nonqualified Deferred Compensation

Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)(2)
James D. Hoffman	—	200,000(1)	55,083	—	1,031,837

(1)
In 2014, $200,000 was reported as Other Compensation to James D. Hoffman in the Summary Compensation Table and will vest in 2019.

(2)
Of the amounts in this column, $603,731 for Mr. Hoffman was included in the Summary Compensation Table for previous years.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2014 regarding shares outstanding and available for issuance under our 2006 Plan and our Directors Equity Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,327,412	49.66	2,565,196
Equity compensation plans not approved by shareholders	—	—	—

Total	1,327,412	49.66	2,565,196

 DIRECTOR COMPENSATION

        We pay each non-management director an annual retainer and pay additional amounts to chairs of the standing committees of the Board and to the Lead Director, as well as provide for grants of restricted stock, rather than stock options. For 2014, each non-management director was paid an annual retainer of $120,000, paid in quarterly installments of $30,000 each, with no additional fees payable for attendance at Board and committee meetings or any meeting of the non-management directors. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $15,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $25,000 annual retainer (increased from $20,000 effective January 2015) to the Lead Director who chairs the non-management Board meetings, all of which fees are paid in quarterly installments. Mr. Hannah, our Chairman, does not receive an annual retainer or other fees for his service as Chairman and neither he nor Mr. Mollins receive any fees for their service as directors. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

Director Summary Compensation Table

        The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John G. Figueroa	120,000	119,973	—	—	—	—	239,973
Thomas W. Gimbel	120,000	119,973	—	—	—	—	239,973
Douglas M. Hayes	140,000	119,973	—	—	—	—	259,973
Mark V. Kaminski	135,000	119,973	—	—	—	—	254,973
Andrew G. Sharkey, III	130,000	119,973	—	—	—	—	249,973
Leslie A. Waite	120,000	119,973	—	—	—	—	239,973
Sarah J. Anderson	140,000	119,973	—	—	—	—	259,973

(1)
The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2014. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company's common stock on the date of the grant.

(2)
The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each non-management director, as applicable, at December 31, 2014:

Director	Grant Date Per Share Fair Value ($)	Number of Options Outstanding
Thomas W. Gimbel	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Douglas M. Hayes	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Mark V. Kaminski	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Andrew G. Sharkey, III	25.54	6,000
	18.74	2,000
	22.09	6,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 31, 2015, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

Names and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Outstanding Shares Owned
BlackRock Inc.	4,734,307	(3)	6.33%
55 East 52nd Street
New York, NY 10022
Wellington Management Group LLP	4,540,529	(4)	6.07%
280 Congress Street
Boston, MA 02210
The Vanguard Group	4,455,508	(5)	5.96%
100 Vanguard Blvd.
Malvern, PA 19355
Royce & Associates, LLC	4,277,054	(6)	5.72%
745 Fifth Avenue
New York, NY 10151
Sarah J. Anderson	3,464		*
John G. Figueroa	8,167		*
Thomas W. Gimbel	1,789,803	(7)	*
David H. Hannah	390,933	(8)	*
Douglas M. Hayes	54,862	(9)	*
Mark V. Kaminski	58,167	(10)	*
Gregg J. Mollins	180,822	(11)	*
Andrew G. Sharkey, III	28,735	(12)	*
Leslie A. Waite	103,273		*
Karla R. Lewis	146,643	(13)	*
James D. Hoffman	25,316	(14)	*
William K. Sales, Jr.	133,117	(15)	*
All directors and executive officers as a group (14 persons)	3,005,166	(16)	3.99%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)
Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)
BlackRock, Inc. filed an amended Schedule 13-G on January 30, 2015 in which it identifies itself as a parent holding company, with sole voting power over 4,442,023 shares and sole dispositive power over 4,734,307 shares.

(4)
Wellington Management Group LLP filed a Schedule 13-G on February 12, 2015 in which it identifies itself as an investment advisor, with shared voting power over 2,195,876 shares and shared dispositive power over 4,540,529 shares.

(5)
The Vanguard Group filed an amended Schedule 13-G on February 10, 2015 in which it identifies itself as an investment advisor having sole voting power over 51,922 shares, shared dispositive power over 45,322 shares, and sole dispositive power over 4,410,186 shares.

(6)
Royce & Associates, LLC filed an amended Schedule 13-G on January 20, 2015 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.

(7)
Of the 1,759,803 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 1,738,603 shares are owned by Thomas W. Gimbel, and (b) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel's children. Mr. Gimbel disclaims beneficial ownership of the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel's children. Includes 30,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $38.00 to $66.28 per share. Mr. Gimbel has pledged 400,000 shares as security for a line of credit account on which there is no amount currently outstanding.

(8)
Includes 200,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $42.81 and $55.73 per share. 190,933 shares are held by Mr. Hannah and his wife as co-trustees of the David H. and Joan B. Hannah Family Trust. Excludes 27,896 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan ("ESOP"). Excludes 170,000 unvested restricted stock award and restricted stock units.

(9)
Includes 30,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $38.00 to $66.28 per share. 21,398 shares are held by Mr. Hayes as Trustee of the Douglas and Connie Hayes Living Trust.

(10)
Includes 30,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $38.00 to $66.28 per share. 14,179 shares are held by the Elizabeth S. Kaminski Gift Trust.

(11)
Includes 12,500 shares issuable upon the exercise of options held by Mr. Mollins, with an exercise price of $55.73 per share. 168,322 shares are held by Mr. Mollins as trustee of the Mollins Family Trust. Excludes 12,526 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP. Excludes 142,000 unvested restricted stock award and restricted stock units.

(12)
Includes 14,000 shares issuable upon the exercise of options held by Mr. Sharkey, with exercise prices of $38.00 to $66.28 per share. 13,045 shares are held by Mr. Sharkey as trustee of the Sharkey Family Trust.

(13)
Includes 100,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $33.70 to $55.73 per share. Excludes 5,671 shares and 181 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 58,500 unvested restricted stock award and restricted stock units.

(14)
Includes 12,500 shares issuable upon the exercise of options held by Mr. Hoffman, with an exercise price of $55.73 per share. Excludes 731 shares and 3,244 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 42,000 unvested restricted stock award and restricted stock units.

(15)
Includes 75,000 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $33.70 to $55.73 per share. Excludes 2,611 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP. Excludes 42,000 unvested restricted stock award and restricted stock units.

(16)
See notes 7 through 15, plus 81,864 shares held by other executive officers which include 53,750 shares issuable upon the exercise of options, with exercise prices of $42.81 and $55.73 per share. Excludes 43,000 unvested restricted stock award and restricted stock units.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

  Principles of Corporate Governance

        The Board of Directors has adopted Principles of Corporate Governance outlining the responsibilities of the Board. These Principles of Corporate Governance are posted on the Company's website at www.investor.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown on the first page above. Information on our website is not part of this proxy statement. The Board's primary role is to represent the interests of the Company's shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the determination of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management's succession plan. In addition, the Board reviews management's safety program and record.

  Size and Composition of Board

        The Board of Directors presently consists of nine directors, seven of whom are independent. All directors are elected to serve a one-year term. The Board has determined that directors should retire at the age of 75.

  Attendance at Meetings

        Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company's Annual Meeting of Shareholders. In addition, the Board annually will tour one or more of the Company's facilities and meet with local management of those facilities, as well as holding a strategic planning session. During 2014, the Board of Directors met nine times, including meetings held by conference telephone call. All directors attended more than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which each of them served during the period for which each has served as a director. All of the directors attended the Annual Meeting of Shareholders held in May 2014.

  Communicating with the Board

        Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company's corporate headquarters address shown above. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items will be forwarded. Non-urgent items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to "Outside Directors" or "Non-Employee Directors" will be forwarded or delivered to the Lead Director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

  Code of Conduct

        Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.investor.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address shown on the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices. In the event Reliance amends or waives any of the provisions of the Code of Conduct applicable to our principal executive officer, principal financial officer or controller that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Exchange Act, Reliance intends to disclose these actions on its website.

  Committees

        The Board of Directors has authorized three standing committees:

  •
  the Audit Committee,

  •
  the Compensation Committee, and

  •
  the Nominating and Governance Committee.

The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.investor.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

        Audit Committee.    The Audit Committee assists the Board in fulfilling the Board's oversight responsibilities over Reliance's financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance's independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The Audit Committee annually reviews its Charter.

        The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Ms. Anderson, the Chair of the Audit Committee, is an audit committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski, Sharkey and Waite, is financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company's internal audit function and approves the compensation of the Vice President of Internal Audit and makes a recommendation to the Compensation Committee and the Board that they ratify such compensation. In 2014, the Audit Committee met ten times, and conferred by phone and email as needed.

        Compensation Committee.    The Compensation Committee assists the Board in determining the compensation of the Company's corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company's corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. See "How We Make Decisions Regarding Executive Compensation" on page 64.

        In addition to its role in determining the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The Compensation Committee annually reviews its Charter.

        The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mr. Kaminski served as Chair of the Compensation Committee in 2014. Mr. Figueroa was elected Chair of the Compensation Committee in January 2015. In 2014, the Compensation Committee met six times, and conferred by phone and email as needed.

        Nominating and Governance Committee.    The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company's Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

        The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mr. Sharkey has been the Chair of the Committee since January 2011. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In 2014, the Nominating and Governance Committee met three times, and conferred by phone and email as needed.

  Nomination of Directors

        Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by shareholders. Any candidates for consideration should share the Company's core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and

Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee's assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and non-management candidates must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

  The Role of the Board of Directors in Risk Assessment

        The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company's reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company's financial statements and certain regulatory risks. The Audit Committee meets with the Company's independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company's Vice President, Internal Audit and also has a quarterly executive session with the Vice President, Internal Audit. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company's financial management, Vice President, Internal Audit, in-house counsel and the independent registered public accounting firm.

        To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and any outside counsel or consultant who may be invited to discuss the issue.

        In the Board's non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. The Lead Director organizes strategy sessions in which the Directors and senior management and, in some cases, certain other Company or subsidiary officers, review the Company's strategic plan and outlook. The Board expects to continue to hold regular strategy sessions going forward. The Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, certain of its Senior Vice Presidents and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

  Risks Related to Compensation Plans

        Our Compensation Committee has concluded that the Company's various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company's existing compensation plans and policies for the NEOs and corporate officers to ensure that they continue to support the Company's objectives and enhance shareholder value, including to the extent there have been any changes to the Company's risk profile.

        Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers:

  •
  base salary,

  •
  performance-based cash incentive awards,

  •
  equity compensation, and

  •
  a retirement benefit.

Sales personnel generally are also paid commissions on the gross profit from sales as well as a base salary. Our cash incentive plans for local management teams provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly pretax income return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual's performance and contribution to the results of the business unit, subsidiary or the Company as a whole. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

        The named executive officers are entitled to performance-based incentive cash awards only if the return on beginning shareholders equity equals or exceeds 6%, but if the return on beginning shareholders equity equals or exceeds 25%, they would be entitled to receive 300% of their base salaries. Restricted stock units granted in February 2013, March 2014 and March 2015 to named executive officers and other key employees are subject to forfeiture if performance criteria based on return on assets and operating income CAGR are not met by December 31, 2015, December 31, 2016 and December 31, 2017, respectively. The Compensation Committee believes that having multiple performance metrics will reduce the likelihood of excessive risk taking. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the incentive cash award or restricted stock to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees a portion of restricted stock units (other than those awarded to the CEO) will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

        The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. In 2014, we handled approximately 5,865,000 transactions in total or an average of 23,640 transactions per business day, with an average price of approximately $1,780 per transaction. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company's consolidated results.

  Executive Session and Lead Director

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers or employees and include directors, if any, who are not "independent" by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by the "Lead Director." An executive session is held immediately prior to each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. In January 2015, Mr. Kaminski was elected by the independent directors to act as the Lead Director. Prior to that, Mr. Hayes served as Lead Director since May 2004. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

  Chairman and CEO

        The Board has carefully considered whether to separate the roles of chairman and chief executive officer, and the Board has concluded that splitting the roles is not always beneficial in all companies and is not always appropriate for Reliance. The Board believes, as some studies have shown, that the costs of separation can be greater than the benefits. Having a strong independent Lead Director as we do balances the Chairman and Chief Executive Officer and eliminates risks often associated with combining the roles. In July 2012 the Board strengthened the Lead Director's responsibilities so that his responsibilities include those duties identified as best practices when the roles of Chairman and Chief Executive Officer are held by the same person. The Chairman and the Lead Director share the responsibilities of chair of the Board of Directors and work together to resolve any issues that arise and to develop a consensus among the directors. The Board determined that Mr. Hannah was the best qualified person to serve as both Chief Executive Officer and Chairman until its most recent decision to separate those roles as described below. However, the Board believes it is appropriate that it retain the flexibility to make decisions in the future based on who, at that time, is best qualified to serve the needs of the Company.

        Given Mr. Hannah's desire to retire at age 65 and consistent with our belief in the importance of retaining the flexibility to make decisions based on the most appropriate leadership structure for the Company at any given time, on March 2, 2015, we announced an executive leadership succession plan pursuant to which Mr. Hannah will transition from his position as Chief Executive Officer effective May 20, 2015, following the Annual Meeting. Mr. Hannah will remain on the Board of Directors as Executive Chairman until July 2016 and will remain involved in our daily operations until his departure, at which time an independent, non-executive Chairman of the Board will be appointed. In conjunction with Mr. Hannah's transition, the Board of Directors appointed Mr. Mollins as the Chief Executive Officer and President of the Company effective on the date of the Annual Meeting.

  Director Independence

        Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange rules. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and to the Company's management.

  Director Qualifications

        The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board's Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its industry peers. The Company desires to have directors who will commit a substantial amount of time to serving on the Board to ensure a greater understanding of the Company's business and culture and to provide continuity and stability to the Board.

  Director Stock Ownership Requirements

        Directors are required to own shares of the Company's common stock having a market value at least equal to $400,000; provided that directors shall have a period of five years to acquire and begin maintaining that amount of the Company's common stock. All of the directors either are in compliance with their stock ownership requirements or are on their way to becoming compliant within five years of the date of appointment.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee for 2014 were Sarah J. Anderson; John G. Figueroa, the current chair of the Compensation Committee; Douglas M. Hayes; Mark V. Kaminski, who served as chair of the Compensation Committee from October 2010 until January 2015; Andrew G. Sharkey, III; and Leslie A. Waite. No member of the Compensation Committee who served during 2014 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

 AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2014, the Audit Committee, which is composed entirely of independent, non-employee directors, met ten times. Annually and most recently in 2015, the Audit Committee reviewed its Charter.

        In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2014 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by professional standards, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

        In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2015. This selection was ratified by the Board of Directors.

April 10, 2015

Sarah J. Anderson, Chair		Douglas M. Hayes		Mark V. Kaminski
	Andrew G. Sharkey, III		Leslie A. Waite

 RELATED PERSON TRANSACTIONS

        Since January 1, 2014, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. Our policies and procedures with respect to the review of any proposed transactions are evidenced in the Company's Code of Conduct and the Director Code of Conduct, which require that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. The Company's Principles of Corporate Governance require directors to report any matter that conflicts with the interests of the Company or gives the appearance of a conflict immediately to the Chairman of the Board and the Chair of the Nominating and Governance Committee for the matter to be evaluated with respect to the continued appropriateness of such director's Board membership, and any personal interest a director has in a matter before the Board must be disclosed to the Board and such director must excuse himself or herself from participation in the discussion and shall not vote on the matter. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related person transactions for potential conflicts of interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

        Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2014, all persons have complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

        We must receive any shareholder proposals intended to be presented at the 2016 Annual Meeting and included in our proxy materials relating to such meeting no later than December 12, 2015. If a shareholder proposal intended to be presented at the 2016 Annual Meeting and included in our proxy materials is not received by the Company on or before December 12, 2015, it will be deemed to be untimely.

        Any shareholder proposals intended to be presented at the 2016 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 21, 2016 and no later than February 20, 2016. Any such shareholder proposals without the required notice will be deemed untimely and not properly submitted under the Company's Bylaws.

        Shareholder proposals must be addressed to the Corporate Secretary at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may so notify the Corporate Secretary at the Company's corporate headquarters address or phone number appearing at the top of the first page of this Proxy Statement. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

ANNUAL REPORT

        Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,
William A. Smith II Corporate Secretary

Los Angeles, California
April 10, 2015

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

BETWEEN

RELIANCE STEEL & ALUMINUM CO.
(a Delaware Corporation)

AND

RELIANCE STEEL & ALUMINUM CO.
(a California Corporation)

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 8, 2015, between Reliance Steel & Aluminum Co., a Delaware corporation ("Reliance Delaware"), and Reliance Steel & Aluminum Co., a California corporation ("Reliance California").

RECITALS

        WHEREAS, Reliance Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

        WHEREAS, Reliance California is a corporation duly organized and existing under the laws of the State of California;

        WHEREAS, the Board of Directors of Reliance Delaware and the Board of Directors of Reliance California deem it advisable to merge Reliance California with and into Reliance Delaware so that Reliance Delaware is the surviving corporation on the terms provided herein (the "Merger").

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MERGER

        1.1    The Merger.    After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the California Corporations Code, Reliance California will merge with and into Reliance Delaware and Reliance Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and a Certificate of Merger with the Secretary of State of the State of California in accordance with the provisions of the California Corporations Code and shall make all other filings or recordings required by Delaware or California law in connection with the Merger. The Merger shall become effective upon the filing of such Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California or at such later time as may be provided for in such Certificates of Merger (the "Effective Time"). Upon the Effective Time, the separate corporate existence of Reliance California shall cease and Reliance Delaware shall be the surviving corporation (the "Surviving Corporation").

        1.2    Conditions to the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

          (a)   This Agreement shall have been adopted by the sole stockholder of Reliance Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Reliance Delaware; and

          (b)   This Agreement shall have been adopted by holders of at least a majority of the outstanding shares of common stock of Reliance California ("Reliance California Common Stock") in accordance with the requirements of the California law and the Restated Certificate of Incorporation and Bylaws of Reliance California.

        1.3    Transfer, Conveyance and Assumption.    At the Effective Time, Reliance Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Reliance Delaware, and all of the assets and property of whatever kind and character of Reliance California shall vest in Reliance Delaware, as the Surviving Corporation, without further deed; thereafter, Reliance Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Reliance California, and any claim or judgment against Reliance California may be enforced against Reliance Delaware, as the Surviving Corporation, in accordance with the DGCL and the California Corporations Code.

        1.4    Certificate of Incorporation; Bylaws.

          (a)   From and after the Effective Date, the Restated Certificate of Incorporation of Reliance Delaware shall be the Restated Certificate of Incorporation of the Surviving Corporation.

          (b)   From and after the Effective Date, the Bylaws of Reliance Delaware shall be the Bylaws of the Surviving Corporation.

        1.5    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors and officers of Reliance Delaware serving as directors or officers of Reliance Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES

        2.1    Conversion of Stock.

          (a)   Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding share of common stock, par value $0.001 per share, of Reliance Delaware ("Reliance Delaware Common Stock"), each share of Reliance Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be issued in respect thereof.

          (b)   Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Reliance California Common Stock, each share of Reliance California Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of Reliance Delaware Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Reliance Delaware.    Reliance Delaware hereby represents and warrants that it:

          (a)   is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

          (b)   is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

          (c)   is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

          (d)   has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole stockholder of Reliance Delaware in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Reliance Delaware, consummate the Merger and the other transactions contemplated by this Agreement.

        3.2    Representations and Warranties of Reliance California.    Reliance California hereby represents and warrants that it:

          (a)   is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

          (b)   is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

          (c)   is not in violation of any provisions of its Restated Certificate of Incorporation or Bylaws; and

          (d)   has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the shareholders of Reliance California in accordance with the California law and the Restated Certificate of Incorporation and Restated Bylaws of Reliance California, consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

        4.1    Termination.    At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Reliance Delaware or the Board of Directors of Reliance California, notwithstanding the adoption of this Agreement by the stockholders of Reliance Delaware or shareholders of Reliance California.

ARTICLE V

FURTHER ASSURANCES

        5.1    Further Assurances as to Reliance Delaware.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Reliance California acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Reliance California and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Reliance California or otherwise to take any and all such action.

 ARTICLE VI

MISCELLANEOUS

        6.1    Amendment.    At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Reliance Delaware and the Board of Directors of Reliance California, whether before or after the adoption of this Agreement by the stockholders of Reliance Delaware and shareholders of Reliance California; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Reliance Delaware or shareholders of Reliance California without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Reliance Delaware and Reliance California.

        6.2    No Waivers.    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        6.3    Assignment; Third Party Beneficiaries.    Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

        6.4    Governing Law.    This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

        6.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.6    Entire Agreement.    This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

RELIANCE STEEL & ALUMINUM CO., a Delaware corporation
By:	/s/ DAVID H. HANNAH
	Name:	David H. Hannah
	Title:	President
RELIANCE STEEL & ALUMINUM CO., a California corporation
By:	/s/ DAVID H. HANNAH
	Name:	David H. Hannah
	Title:	Chairman and Chief Executive Officer

EXHIBIT B

RESTATED CERTIFICATE OF INCORPORATION

OF

RELIANCE STEEL & ALUMINUM CO.

*    *    *    *    *

        The present name of the corporation is Reliance Steel & Aluminum Co. The corporation was incorporated under the name "Reliance Steel & Aluminum Co." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 7, 2015. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

                FIRST. The name of the corporation is Reliance Steel & Aluminum Co.

                SECOND. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                FOURTH. A.    The total number of shares of all classes of stock which the corporation shall be authorized to issue is 205,000,000 shares, divided into 200,000,000 shares of Common Stock, par value $.001 per share (herein called "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.001 per share (herein called "Preferred Stock").

        B.    The Board of Directors of the corporation (the "Board of Directors") is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

        C.    Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of this Article FOURTH) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

        D.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

        E.    Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled

B-1

to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                FIFTH. Unless and except to the extent that the bylaws, as may be amended from time to time (the "Bylaws"), of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

                SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                EIGHTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                NINTH. The corporation shall not be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.

                TENTH. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware, (4) any action asserting a claim arising pursuant to any provision of this Restated Certificate of Incorporation or the Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth.

        IN WITNESS WHEREOF, Reliance Steel & Aluminum Co. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this              day of                         , 2015.

RELIANCE STEEL & ALUMINUM CO.
By:
Name:
Office:

B-2

 EXHIBIT C

BYLAWS

OF

RELIANCE STEEL & ALUMINUM CO.

ARTICLE I

Meetings of Stockholders

        Section 1.1.    Annual Meetings.    If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

        Section 1.2.    Special Meetings.

          (a)   Unless otherwise required by law or by the certificate of incorporation, a special meeting of stockholders, for any purpose or purposes, may be called at any time only by the Chairman of the Board, the Chief Executive Officer, the Board of Directors, or, subject to Section 1.2(b), by the Secretary of the corporation at the written request for a special meeting of stockholders (a "Special Meeting Request") by one or more stockholders owning not less than 10% in voting power of the issued and outstanding shares of capital stock of the corporation entitled to vote at the meeting, but such special meetings may not be called by any other person or persons. In determining whether Special Meeting Requests have met the requirements of this Section 1.2, multiple Special Meeting Requests will not be considered together if they relate to different items of business. Additionally, in order to be valid, all Special Meeting Requests must have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

          (b)   A Special Meeting Request shall be signed by each stockholder, or duly authorized agent, requesting the special meeting and shall set forth: (i) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment); (iii) any material interest of each stockholder in the business desired to be brought before the special meeting; (iv) the name and address, as they appear on the corporation's books, of each stockholder requesting the special meeting; (v) the class and number of shares of the corporation which are owned by each stockholder requesting the special meeting; and (vi) any other applicable information that is required to be set forth in a stockholder's notice required pursuant to paragraph (A)(2) of Section 1.13.

          (c)   A stockholder may revoke a Special Meeting Request at any time prior to the special meeting; provided, however, that if any such revocations are received by the Secretary and, as a result of such revocation, the number of un-revoked Special Meeting Requests no longer represents at least the requisite number of shares entitling the stockholders to request the calling of a special meeting pursuant to Section 1.2(a), then the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting. If none of the stockholders who submitted the Special Meeting Request appear or send a qualified representative (as described in paragraph (C) of Section 1.13) to present the proposal(s) or business submitted by the stockholders for consideration at the special meeting, such proposal(s) or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation or such stockholder(s).

          (d)   A Special Meeting Request shall not be valid (and the Board of Directors shall have no obligation to call a special meeting in respect of such Special Meeting Request) if it relates to an item of business that is not a proper subject for stockholder action under applicable law.

          (e)   The Board shall determine the place, if any, and fix the date and time, of any stockholder requested special meeting. The Board of Directors may submit its own proposal or proposals for consideration at a stockholder requested special meeting.

        Section 1.3.    Notice of Meetings.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation.

        Section 1.4.    Adjournments.    Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

        Section 1.5.    Quorum.    Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        Section 1.6.    Organization.    Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        Section 1.7.    Voting; Proxies.    Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Each director shall be elected by the vote of a majority of votes cast with respect to that director's election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of directors to be elected (a "Contested Election"), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 1.7, a "majority of votes cast" shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" and "broker nonvotes" not counted as votes cast either "for" or "against" that director's election). In the event an incumbent director fails to receive a majority of votes cast in an election that is not a Contested Election, such incumbent director shall submit his or her resignation to the Board of Directors within ten calendar days of the date of the certification of the election results. The Nominating and Governance Committee, or such other committee as designated by the Board of Directors pursuant to these Bylaws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation (and, if such resignation is rejected, the rationale behind the decision) within 90 days following certification of the election results. The committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation. If such director's resignation is not accepted by the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board of Directors accepts a director's resignation pursuant to this Section 1.7, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to Article II, Section 2.2 of these Bylaws. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

        Section 1.8.    Fixing Date for Determination of Stockholders of Record.

          (a)   In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

          (b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 1.9.    List of Stockholders Entitled to Vote.    The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

        Section 1.10.    Action by Written Consent of Stockholders.

          (a)   Except as otherwise provided by law, any action that may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered (by hand or by certified or registered mail, return receipt requested) to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 1.10 to the corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders or members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders or members to take the action were delivered to the corporation.

          (b)   In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request that the Board of Directors fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such written notice is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 1.10(b)). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 1.10(b) or otherwise within ten days after the date on which such written notice is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date after the expiration of such ten day time period on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or to any officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 1.10(b), the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board of Directors is required by applicable law shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

          (c)   In the event of the delivery, in the manner provided by this Section 1.10 and applicable law, to the corporation of written consent or consents to take corporate action and/or any related revocation or revocations, the corporation shall engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the corporation in accordance with this Section 1.10 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained in this Section 1.10(c) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

        Section 1.11.    Inspectors of Election.    The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        Section 1.12.    Conduct of Meetings.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 1.13.    Notice of Stockholder Business and Nominations.

          (A)    Annual Meetings of Stockholders.    (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation's notice of meeting (or any supplement thereto); (b) by or at the direction of the Board of Directors or any committee thereof; or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.13.

          (2)   For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.13, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the first anniversary of the preceding year's annual meeting shall be deemed to be May 20, 2016. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation, (v) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this paragraph (A) of this Section 1.13 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. To be eligible to be a nominee for election as a director of the corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of a stockholder's notice under this 1.13), to the Secretary of the corporation such information as the corporation may reasonably require, including, without limitation, a written questionnaire with respect to the background and qualifications of such proposed nominee, to determine the eligibility of such proposed nominee to serve as a director of the corporation and its committees (such questionnaire to be provided by the Secretary upon written request).

          (3)   Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 1.13 and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

          (B)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof (or stockholders pursuant to Article I, Section 1.2 hereof) or (2) provided that the Board of Directors (or stockholders pursuant to Article I, Section 1.2 hereof) has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (C)    General.    (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.13 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.13 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (A)(2)(c)(vi) of this Section 1.13) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.13, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

          (2)   For purposes of this Section 1.13, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          (3)   Notwithstanding the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.13; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.13 (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 1.13 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (A)(2), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.13 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation's proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

 ARTICLE II

Board of Directors

        Section 2.1.    Number; Qualifications.    The authorized number of directors of the corporation shall be fixed by resolution of the Board of Directors.

        Section 2.2.    Election; Resignation; Removal; Vacancies.    At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Subject to the rights of any holders of any class or series of capital stock then outstanding and except as otherwise set forth in the certificate of incorporation, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of the shares of capital stock of the corporation entitled to vote at an election of directors, voting together as a single class. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled only by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

        Section 2.3.    Regular Meetings.    Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

        Section 2.4.    Special Meetings.    Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, the Secretary, or by any two members of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

        Section 2.5.    Telephonic Meetings Permitted.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can communicate with each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

        Section 2.6.    Quorum; Vote Required for Action.    At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 2.7.    Organization.    Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer (if a director), or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

        Section 2.8.    Action by Unanimous Consent of Directors.    Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

 ARTICLE III

Committees

        Section 3.1.    Committees.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

        Section 3.2.    Committee Rules.    Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

        Section 4.1.    Officers.    The officers of the corporation shall consist of a Chairman of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer, a President, a Chief Operating Officer, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these bylaws or as determined by the Board of Directors. Each officer shall be chosen by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person's successor shall have been duly chosen and qualified, or until such person's earlier death, disqualification, resignation or removal.

        Section 4.2.    Removal, Resignation and Vacancies.    Any officer of the corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon written notice to the corporation, without prejudice to the rights, if any, of the corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified.

        Section 4.3.    Chairman of the Board of Directors.    The Board of Directors may elect a Chairman of the Board who shall serve at the pleasure of the Board of Directors. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and stockholders, provide strategic planning for the operation and growth of the corporation and exercise and perform such policy-making and other duties and powers as may be prescribed from time to time by the Board of Directors.

        Section 4.4.    Chief Executive Officer.    The Chief Executive Officer shall have general supervision and direction of the business and affairs of the corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Chairman of the Board of Directors. Unless otherwise provided in these bylaws, all other officers of the corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders and (if a director) of the Board of Directors.

        Section 4.5.    Chief Financial Officer.    The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

        Section 4.6.    President.    The President shall have general responsibility for the management and control of the operations of the corporation. The President shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

        Section 4.7.    Chief Operating Officer.    The Chief Operating Officer of the Company shall, subject to the control of the Board of Directors and Chief Executive Officer, have responsibility for the day-to-day operations of the corporation and the general powers and duties usually vested in chief operating officer of a corporation and such other powers and duties as may be prescribed from time to time by the Board of Directors.

        Section 4.8.    Treasurer.    The Treasurer shall supervise and be responsible for all the funds and securities of the corporation, the deposit of all moneys and other valuables to the credit of the corporation in depositories of the corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the corporation is a party, the disbursement of funds of the corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

        Section 4.9.    Vice Presidents.    The Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the Board of Directors. A Vice President shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

        Section 4.10.    Secretary.    The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the corporation are duly given and served; (iii) to act as custodian of the seal of the corporation and affix the seal or cause it to be affixed to all certificates of stock of the corporation and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (iv) to have charge of the books, records and papers of the corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the Chief Executive Officer or as the Board of Directors may from time to time determine.

        Section 4.11.    Appointing Attorneys and Agents; Voting Securities of Other Entities.    Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.11 which may be delegated to an attorney or agent may also be exercised directly by the Chairman of the Board, the Chief Executive Officer or the Vice President.

        Section 4.12.    Additional Matters.    The Chief Executive Officer and the Chief Financial Officer of the corporation shall have the authority to designate employees of the corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the corporation unless elected by the Board of Directors.

ARTICLE V

Stock

        Section 5.1.    Certificates.    The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

        Section 5.2.    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.    The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Indemnification and Advancement of Expenses

        Section 6.1.    Right to Indemnification.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.

        Section 6.2.    Advancement of Expenses.    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

        Section 6.3.    Claims.    If a claim for indemnification under this Article VI (following the final disposition of such proceeding) is not paid in full within sixty days after the corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article VI is not paid in full within thirty days after the corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 6.4.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.5.    Other Sources.    The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        Section 6.6.    Amendment or Repeal.    Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

        Section 6.7.    Other Indemnification and Advancement of Expenses.    This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

        Section 7.1.    Fiscal Year.    The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

        Section 7.2.    Seal.    The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        Section 7.3.    Manner of Notice.    Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 7.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

        Section 7.4.    Waiver of Notice of Meetings of Stockholders, Directors and Committees.    Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

        Section 7.5.    Form of Records.    Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

        Section 7.6.    Amendment of Bylaws.    These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors or by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote.

 EXHIBIT D

RELIANCE STEEL & ALUMINUM CO.

AMENDED AND RESTATED

2015 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

        The purpose of the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan (as it may be amended or restated from time to time, the "Plan") is to promote the success and enhance the value of Reliance Steel & Aluminum Co. (the "Company") by linking the individual interests of the Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. This Plan constitutes an amendment and restatement of the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan, as adopted by the Company and approved by the Company's stockholders in 2006, and which subsequently amended by the Company and approved by the Company's stockholders in 2013 (collectively, the "2006 Plan"). In the event that the Company's stockholders do not approve the Plan, the 2006 Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date the Plan is approved by the Board.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

        Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

        2.1   "2006 Plan" shall have the meaning set forth in Article 1.

        2.2   "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term "Administrator" shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

        2.3   "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.

        2.4   "Applicable Law" shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

        2.5   "Award" shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

        2.6   "Award Agreement" shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

        2.7   "Award Limit" shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.2.

        2.8   "Board" shall mean the Board of Directors of the Company.

        2.9   "Change in Control" shall mean the occurrence of a "change in the ownership" or a "change in the effective control" of the Company, as determined in accordance with this Section 2.9. In determining whether an event shall be considered a "change in the ownership" or a "change in the effective control" of the Company, the following provisions shall apply:

          (a)   A "change in the ownership" of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this Section 2.9, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a "change in the ownership" of the Company.

          (b)   A "change in the effective control" of the Company shall occur on either of the following dates:

              (i)  The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a "change in the effective control" of the Company; or

             (ii)  The date on which a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi).

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

        2.10 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

        2.11 "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 12 hereof.

        2.12 "Common Stock" shall mean the common stock of the Company, no par value.

        2.13 "Company" shall have the meaning set forth in Article 1.

        2.14 "Covered Employee" shall mean any Employee who is, or could become, a "covered employee" within the meaning of Section 162(m) of the Code.

        2.15 "Director" shall mean a member of the Board, as constituted from time to time.

        2.16 "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

        2.17 "DRO" shall mean a "domestic relations order" as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

        2.18 "Effective Date" shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company's stockholders.

        2.19 "Eligible Individual" shall mean any person who is an Employee, as determined by the Administrator.

        2.20 "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

        2.21 "Equity Restructuring" shall mean any "equity restructuring" within the meaning of Financial Accounting Standards Board Accounting Standard Codification Section 718, Compensation—Stock Compensation, as may be amended from time to time.

        2.22 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        2.23 "Expiration Date" shall have the meaning given to such term in Section 13.1(c).

        2.24 "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:

          (a)   If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (b)   If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (c)   If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

        2.25 "Greater Than 10% Stockholder" shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

        2.26 "Holder" shall mean an Eligible Individual who has been granted an Award under the Plan.

        2.27 "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

        2.28 "Non-Employee Director" shall mean a Director of the Company who is not an Employee.

        2.29 "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

        2.30 "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option.

        2.31 "Option Term" shall have the meaning set forth in Section 6.4.

        2.32 "Organizational Documents" shall mean, collectively, (a) the Company's articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee's charter or other similar organizational documentation relating to the creation and governance of the Committee, in each case, as in effect from time to time.

        2.33 "Other Stock or Cash Based Award" shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1, which may include, without limitation, deferred stock, deferred stock units, stock payments and performance awards.

        2.34 "Performance-Based Compensation" shall mean any compensation that is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

        2.35 "Performance Criteria" shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

          (a)   The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders' equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) operating income (including, but not limited to, growth rate of operating income or compounded annual growth rate of operating income); (xiv) costs, reductions in costs and cost control measures; (xv) expenses, including, but not limited to, expenses as a percentage of sales, reductions in expenses and other expense measures; (xvi) working capital, including, without limitation days sales outstanding and/or inventory turn; (xvii) earnings or loss per share; (xviii) adjusted earnings or loss per share; (xix) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xx) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xxi) implementation or completion of critical projects, including, without limitation, acquisitions, divestitures and/or other strategic transactions; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

          (b)   The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

        2.36 "Performance Goals" shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

        2.37 "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder's right to, vesting of, and/or the payment in respect of, an Award.

        2.38 "Permitted Transferee" shall mean, with respect to a Holder, any "family member" of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto).

        2.39 "Plan" shall have the meaning set forth in Article 1.

        2.40 "Program" shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

        2.41 "Restricted Stock" shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

        2.42 "Restricted Stock Units" shall mean the right to receive Shares awarded under Article 9.

        2.43 "Retirement" shall mean a Holder's Termination of Service, other than for cause, at any time after such Holder attains age 65 and has completed ten (10) consecutive years of employment with the Company or any Subsidiary.

        2.44 "Section 409A" shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

        2.45 "Securities Act" shall mean the Securities Act of 1933, as amended.

        2.46 "Shares" shall mean shares of Common Stock.

        2.47 "Stock Appreciation Right" shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

        2.48 "SAR Term" shall have the meaning set forth in Section 6.4.

        2.49 "Subsidiary" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

        2.50 "Substitute Award" shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

        2.51 "Termination of Service" shall mean a termination of services provided by a Holder to the Company or any Subsidiary, whether voluntary or involuntary, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h). In determining whether a Holder has experienced a Termination of Service, the following provisions shall apply:

          (a)   For a Holder who provides services to the Company or any Subsidiary as an Employee, except as otherwise provided in clause (c) of this Section 2.51, a Termination of Service shall occur when such Holder has experienced a termination of employment with such the Company or such Subsidiary. A Holder shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Holder and the Company or any Subsidiary reasonably anticipate that either (i) no further services will be performed for the Company or such Subsidiary after a certain date, or (ii) that the level of bona fide services the Holder will perform for the Company or such Subsidiary after such date (whether as an Employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Holder (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company or such Subsidiary if the Holder has been providing services to the Company or such Subsidiary less than thirty-six (36) months).

          (b)   If a Holder is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Holder and the Company or any Subsidiary shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Holder retains a right to reemployment with the Company or such Subsidiary under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Holder does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6)-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Holder will return to perform services for the Company or any Subsidiary.

          (c)   For a Holder who provides services to the Company and any Subsidiary as both an Employee and an independent contractor, a Termination of Service generally shall not occur until the Holder has ceased providing services for the Company or such Subsidiary as both an Employee and independent contractor, as determined in accordance with the provisions set forth in clause (a) of this Section 2.51, respectively. Similarly, if a Holder either (i) ceases providing services for the Company or any Subsidiary as an independent contractor and begins providing services for the Company or such Subsidiary as an Employee, or (ii) ceases providing services for the Company or any Subsidiary as an Employee and begins providing services for the Company or such Subsidiary as an independent contractor, the Holder will not be considered to have experienced a Termination of Service until the Holder has ceased providing services for the Company or such Subsidiary in both capacities, as determined in accordance with the applicable provisions set forth in clause (a) of this Section 2.51.

Notwithstanding the foregoing, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

        3.1    Number of Shares.

          (a)   Subject to Sections 3.1(b) and 13.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards (including, without limitation, Incentive Stock Options) under the Plan is ten million (10,000,000), the same number of Shares authorized by the 2006 Plan. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

          (b)   If any Shares subject to an Award are forfeited or expire, are converted to shares of another Person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

          (c)   Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

        3.2    Award Limits.    Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be five hundred thousand (500,000) and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $15,000,000.

ARTICLE 4.

GRANTING OF AWARDS

        4.1    Participation.    The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

        4.2    Award Agreement.    Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

        4.3    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by

Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

        4.4    At-Will Service.    Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ or other service of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

        4.5    Foreign Holders.    Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1 or the Award Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION

        5.1    Purpose.    The Administrator, in its sole discretion, may determine whether such Award is intended to qualify as Performance-Based Compensation. If the Administrator, in its sole discretion, decides to grant an Award that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 5 shall control over any contrary provision contained in the Plan or any applicable Program. The Administrator, in its sole discretion, may grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

        5.2    Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each

Performance Period, the Administrator shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

        5.3    Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such Performance Period are achieved.

        5.4    Additional Limitations.    Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

        6.1    Granting of Options and Stock Appreciation Rights to Eligible Individuals.    The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

        6.2    Qualification of Incentive Stock Options.    The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company's present or future "parent corporations" or "subsidiary corporations" as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other "incentive stock options" into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an

Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

        6.3    Option and Stock Appreciation Right Exercise Price.    The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

        6.4    Option and SAR Term.    The term of each Option (the "Option Term") and the term of each Stock Appreciation Right (the "SAR Term") shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4 and without limiting the Company's rights under Section 11.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 11.7 and 13.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

        6.5    Option and SAR Vesting.    The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder's Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder's Termination of Service shall automatically expire thirty (30) days after such Termination of Service.

        6.6    Substitution of Stock Appreciation Rights; Early Exercise of Options.    The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

 ARTICLE 7.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

        7.1    Exercise and Payment.    An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 7 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

        7.2    Manner of Exercise.    All or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

          (a)   A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

          (b)   Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

          (c)   In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

          (d)   Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2.

        7.3    Notification Regarding Disposition.    The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

        8.1    Award of Restricted Stock.    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

        8.2    Rights as Stockholders.    Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

        8.3    Restrictions.    All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

        8.4    Repurchase or Forfeiture of Restricted Stock.    Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder's rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service or any other event, the Holder's rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

        8.5    Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS

        9.1    Grant of Restricted Stock Units.    The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

        9.2    Term.    Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

        9.3    Purchase Price.    The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

        9.4    Vesting of Restricted Stock Units.    At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder's duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

        9.5    Maturity and Payment.    At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company's fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 11.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

        9.6    Payment upon Termination of Service.    An Award of Restricted Stock Units shall only be payable while the Holder is an Employee; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder's death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

        10.1    Other Stock or Cash Based Awards.    The Administrator is authorized to (a) grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual and (b) determine whether such Other Stock or Cash Based Awards shall be Performance-Based Compensation. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

        10.2    Dividend Equivalents.    Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator.

Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

        11.1    Payment.    The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

        11.2    Tax Withholding.    The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder's FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Holder to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

        11.3    Transferability of Awards.

          (a)   Except as otherwise provided in Sections 11.3(b) and 11.3(c):

              (i)  No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

             (ii)  No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder's successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

            (iii)  During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder's personal representative or by any person empowered to do so under the deceased Holder's will or under the then-applicable laws of descent and distribution.

          (b)   Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 11.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

          (c)   Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder's spouse or domestic partner, as applicable, as the Holder's beneficiary with respect to more than 50% of the Holder's interest in the Award shall not be effective without the prior written or electronic consent of the Holder's spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder's death.

        11.4    Conditions to Issuance of Shares.

          (a)   The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

          (b)   All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

          (c)   The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

          (d)   No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

          (e)   The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

          (f)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

        11.5    Forfeiture and Claw-Back Provisions.    All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

        11.6    Prohibition on Repricing.    Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock

Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

        11.7    Amendment of Awards.    Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder's consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 13.2 or 13.10).

        11.8    Data Privacy.    As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder's participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder's name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the "Data"). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder's participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder's country, or elsewhere, and the Holder's country may have different data privacy laws and protections than the recipients' country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder's participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Holder's ability to participate in the Plan and, in the Administrator's discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact the Company.

ARTICLE 12.

ADMINISTRATION

        12.1    Administrator.    The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as both a "non-employee director" as defined by Rule 16b-3 of the Exchange Act or any successor rule and an "outside director" for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an "independent director" under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

        12.2    Duties and Powers of Administrator.    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.7 or Section 13.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

        12.3    Action by the Administrator.    Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent registered public accounting firm, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

        12.4    Authority of Administrator.    Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

          (a)   Designate Eligible Individuals to receive Awards;

          (b)   Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

          (c)   Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

          (d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an

  Award, based in each case on such considerations as the Administrator in its sole discretion determines;

          (e)   Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;

          (g)   Decide all other matters that must be determined in connection with an Award;

          (h)   Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

          (i)    Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

          (j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

          (k)   Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 13.2.

        12.5    Decisions Binding.    The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

        12.6    Delegation of Authority.    The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance Based Compensation, or (c) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law (including, without limitation, Section 162(m) of the Code). Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

        13.1    Amendment, Suspension or Termination of the Plan.

          (a)   Except as otherwise provided in Section 13.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 11.7 and Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

          (b)   Notwithstanding Section 13.1(a), the Board may not, except as provided in Section 13.2, take any of the following actions without approval of the Company's stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan or the Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6.

          (c)   No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders (such anniversary, the "Expiration Date"). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

        13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

          (a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company's stock or the share price of the Company's stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

          (b)   In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

              (i)  To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder's rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder's rights, then such Award may be terminated by the Company without payment);

             (ii)  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

            (iii)  To make adjustments in the number and type of Shares of the Company's stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

            (iv)  To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

             (v)  To replace such Award with other rights or property selected by the Administrator; and/or

            (vi)  To provide that the Award cannot vest, be exercised or become payable after such event.

          (c)   In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

              (i)  The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

             (ii)  The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

          (d)   Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 13.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator's discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without "cause" (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

          (e)   In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 13.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for such period of time (if any) as may be determined by the Administrator, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

          (f)    For the purposes of this Section 13.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

          (g)   The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

          (h)   Unless otherwise determined by the Administrator, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent it would (i) with respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, cause such Award to fail to so qualify as Performance-Based Compensation, (ii) cause the Plan to violate Section 422(b)(1) of the Code, (iii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iv) cause an Award to fail to be exempt from or comply with Section 409A.

          (i)    The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (j)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

        13.3    Approval of Plan by Stockholders.    The Plan shall be submitted for the approval of the Company's stockholders within twelve (12) months after the date of the Board's initial adoption of the Plan. If the Plan is not approved by the Company's stockholders, (i) it will not become effective, (ii) no Awards shall be granted thereunder, and (iii) the 2006 Plan will continue in full force and effect in accordance with its terms.

        13.4    No Stockholders Rights.    Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

        13.5    Paperless Administration.    In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

        13.6    Effect of Plan upon Other Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

        13.7    Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

        13.8    Titles and Headings, References to Sections of the Code or Exchange Act.    The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

        13.9    Governing Law.    The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.

        13.10    Section 409A.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder's consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from

Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, "nonqualified deferred compensation" subject to the imposition of taxes, penalties and/or interest under Section 409A.

        13.11    Unfunded Status of Awards.    The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

        13.12    Indemnification.    To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        13.13    Relationship to other Benefits.    No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

        13.14    Expenses.    The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Reliance Steel & Aluminum Co. on February 24, 2015.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Reliance Steel & Aluminum Co. on                        , 2015.

Executed on this    day of                        , 2015.

Corporate Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 19, 2015. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 M85500-P63634 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 6 AND "AGAINST" PROPOSAL 5. ! ! ! 1. Election of Directors Nominees: 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes For Against Abstain For Against Abstain ! ! ! ! ! ! 5. To consider a shareholder proposal to adopt a policy to separate the roles of CEO and Chairman. 2. To reincorporate the Company from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary. ! ! ! ! ! ! 6. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2015. 3. To approve the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan. ! ! ! 4. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M85501-P63634 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 20, 2015 The undersigned hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, Wednesday, May 20, 2015, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, California 90071, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 6 and AGAINST Proposal 5. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 19, 2015. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 M85502-P63634 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Withhold All For All Except For All RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 6 AND "AGAINST" PROPOSAL 5. ! ! ! 1. Election of Directors Nominees: 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes For Against Abstain Against For Abstain ! ! ! ! ! ! 5. To consider a shareholder proposal to adopt a policy to separate the roles of CEO and Chairman. 2. To reincorporate the Company from California to Delaware by means of a merger with and into a wholly-owned Delaware subsidiary. ! ! ! ! ! ! 6. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2015. 3. To approve the Reliance Steel & Aluminum Co. Amended and Restated 2015 Incentive Award Plan. ! ! ! 4. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M85503-P63634 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 20, 2015 The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs Fidelity Management Trust Company, as trustee of the Employee Stock Ownership Plan, Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Karla R. Lewis and William A. Smith II, and each of them, his/her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, on Wednesday, May 20, 2015, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, California 90071, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 6 and AGAINST Proposal 5. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)